Exhibit 99.01

Report of Independent Registered Public Accounting Firm

The Board of Directors of NuStar GP, LLC
and Unitholders of NuStar Energy L.P.:

Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of NuStar Energy L.P. (a Delaware limited partnership) and subsidiaries (the “Partnership”) as of December 31, 2017 and 2016, the related consolidated statements of income, comprehensive income, partners’ equity, and cash flows for each of the years in the three‑year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Partnership as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the years in the three‑year period ended December 31, 2017, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the Partnership’s internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 28, 2018 expressed an unqualified opinion on the effectiveness of the Partnership’s internal control over financial reporting.
Basis for Opinion
These consolidated financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Partnership in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
We have served as the Partnership’s auditor since 2004.
/s/ KPMG LLP
San Antonio, Texas
February 28, 2018

Report of Independent Registered Public Accounting Firm
The Board of Directors of NuStar GP, LLC
and Unitholders of NuStar Energy L.P.:

Opinion on Internal Control Over Financial Reporting
We have audited NuStar Energy L.P. (a Delaware limited partnership) and subsidiaries’ (the “Partnership”) internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. In our opinion, the Partnership maintained, in all material respects, effective internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the consolidated balance sheets of the Partnership as of December 31, 2017 and 2016, the related consolidated statements of income, comprehensive income, partners’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), and our report dated February 28, 2018 expressed an unqualified opinion on those consolidated financial statements.
The Partnership acquired Navigator Energy Services, LLC during 2017, and management excluded from its assessment of the effectiveness of the Partnership’s internal control over financial reporting as of December 31, 2017, Navigator Energy Services, LLC’s internal control over financial reporting whose financial statements reflect 23 percent of total assets and 2 percent of total revenues of the related consolidated financial statement amounts of NuStar Energy L.P. as of and for the year ended December 31, 2017. Our audit of internal control over financial reporting of the Partnership also excluded an evaluation of the internal control over financial reporting of Navigator Energy Services, LLC.
Basis for Opinion
The Partnership’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Partnership’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Partnership in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
Definition and Limitations of Internal Control Over Financial Reporting
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
/s/ KPMG LLP
San Antonio, Texas
February 28, 2018

NUSTAR ENERGY L.P. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Thousands of Dollars, Except Unit Data)

	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$24,292	$35,942
Accounts receivable, net of allowance for doubtful accounts of $9,948 and $7,756 as of December 31, 2017 and 2016, respectively	176,570	170,293
Receivable from related party	205	317
Inventories	26,857	37,945
Other current assets	22,508	132,686
Total current assets	250,432	377,183
Property, plant and equipment, at cost	6,243,481	5,435,278
Accumulated depreciation and amortization	(1,942,548)	(1,712,995)
Property, plant and equipment, net	4,300,933	3,722,283
Intangible assets, net	784,479	127,083
Goodwill	1,097,475	696,637
Deferred income tax asset	233	2,051
Other long-term assets, net	101,681	105,308
Total assets	$6,535,233	$5,030,545
Liabilities and Partners’ Equity
Current liabilities:
Accounts payable	$145,932	$118,686
Short-term debt	35,000	54,000
Current portion of long-term debt	349,990	—
Accrued interest payable	40,449	34,030
Accrued liabilities	61,578	60,485
Taxes other than income tax	14,385	15,685
Income tax payable	4,172	6,510
Total current liabilities	651,506	289,396
Long-term debt, less current portion	3,263,069	3,014,364
Deferred income tax liability	22,272	22,204
Other long-term liabilities	118,297	92,964
Commitments and contingencies (Note 14)
Partners’ equity (Note 19):
Preferred limited partners	756,603	218,400
Common limited partners (93,176,683 and 78,616,228 common units outstanding as of December 31, 2017 and 2016, respectively)	1,770,587	1,455,642
General partner	37,826	31,752
Accumulated other comprehensive loss	(84,927)	(94,177)
Total partners’ equity	2,480,089	1,611,617
Total liabilities and partners’ equity	$6,535,233	$5,030,545
See Notes to Consolidated Financial Statements.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Thousands of Dollars, Except Unit and Per Unit Data)

	Year Ended December 31,
	2017	2016	2015
Revenues:
Service revenues	$1,128,726	$1,083,165	$1,114,153
Product sales	685,293	673,517	969,887
Total revenues	1,814,019	1,756,682	2,084,040
Costs and expenses:
Cost of product sales	651,599	633,653	907,574
Operating expenses (excluding depreciation and amortization expense):
Third parties	449,670	426,686	337,466
Related party	—	21,681	135,565
Total operating expenses	449,670	448,367	473,031
General and administrative expenses (excluding depreciation and amortization expense):
Third parties	112,240	88,324	35,752
Related party	—	10,493	66,769
Total general and administrative expenses	112,240	98,817	102,521
Depreciation and amortization expense	264,232	216,736	210,210
Total costs and expenses	1,477,741	1,397,573	1,693,336
Operating income	336,278	359,109	390,704
Interest expense, net	(173,083)	(138,350)	(131,868)
Other (expense) income, net	(5,294)	(58,783)	61,822
Income from continuing operations before income tax expense	157,901	161,976	320,658
Income tax expense	9,937	11,973	14,712
Income from continuing operations	147,964	150,003	305,946
Income from discontinued operations, net of tax	—	—	774
Net income	$147,964	$150,003	$306,720
Basic and diluted net income per common unit:
Continuing operations	$0.64	$1.27	$3.29
Discontinued operations	—	—	0.01
Total (Note 20)	$0.64	$1.27	$3.30
Basic weighted-average common units outstanding	88,825,964	78,080,484	77,886,078

Diluted weighted-average common units outstanding	88,825,964	78,113,002	77,886,078
See Notes to Consolidated Financial Statements.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Thousands of Dollars)

	Year Ended December 31,
	2017	2016	2015
Net income	$147,964	$150,003	$306,720
Other comprehensive income (loss):
Foreign currency translation adjustment	17,466	(8,243)	(31,987)
Net loss on pension and other postretirement benefit adjustments, net of income tax benefit of $184, $60 and $0	(6,170)	(2,850)	—
Net (loss) gain on cash flow hedges	(2,046)	5,710	11,105
Total other comprehensive income (loss)	9,250	(5,383)	(20,882)
Comprehensive income	$157,214	$144,620	$285,838
See Notes to Consolidated Financial Statements.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Thousands of Dollars)

	Year Ended December 31,
	2017	2016	2015
Cash Flows from Operating Activities:
Net income	$147,964	$150,003	$306,720
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	264,232	216,736	210,210
Unit-based compensation expense	8,132	7,579	—
Amortization of debt related items	6,147	7,477	8,840
Loss (gain) from sale or disposition of assets	4,984	64	(1,617)
Gain associated with the Linden Acquisition	—	—	(56,277)
Impairment loss	—	58,655	—
Deferred income tax expense (benefit)	6	(469)	2,058
Distributions of equity in earnings of joint ventures	—	—	2,500
Changes in current assets and current liabilities (Note 21)	(26,493)	3,716	50,559
Other, net	1,827	(7,000)	1,944
Net cash provided by operating activities	406,799	436,761	524,937
Cash Flows from Investing Activities:
Capital expenditures	(384,638)	(204,358)	(324,808)
Change in accounts payable related to capital expenditures	36,903	(11,063)	(3,156)
Acquisitions	(1,461,719)	(95,657)	(142,500)
Proceeds from Axeon term loan	110,000	—	—
Proceeds from insurance recoveries	977	—	4,867
Proceeds from sale or disposition of assets	2,036	—	17,132
Investment in other long-term assets	—	—	(3,564)
Net cash used in investing activities	(1,696,441)	(311,078)	(452,029)
Cash Flows from Financing Activities:
Proceeds from long-term debt borrowings	1,465,767	752,729	860,131
Proceeds from short-term debt borrowings	1,051,000	654,000	823,500
Proceeds from note offering, net of issuance costs	543,333	—	—
Long-term debt repayments	(1,417,539)	(772,152)	(500,410)
Short-term debt repayments	(1,070,000)	(684,000)	(816,500)
Proceeds from issuance of preferred units, net of issuance costs	538,560	218,400	—
Proceeds from issuance of common units, net of issuance costs	643,878	27,710	—
Contributions from general partner	13,737	680	—
Distributions to preferred unitholders	(38,833)	—	—
Distributions to common unitholders and general partner	(446,306)	(392,962)	(392,204)
Increase (decrease) in cash book overdrafts	1,736	(11,237)	(2,954)
Other, net	(9,061)	(4,492)	(792)
Net cash provided by (used in) financing activities	1,276,272	(211,324)	(29,229)
Effect of foreign exchange rate changes on cash	1,720	2,721	(12,729)
Net (decrease) increase in cash and cash equivalents	(11,650)	(82,920)	30,950
Cash and cash equivalents as of the beginning of the period	35,942	118,862	87,912
Cash and cash equivalents as of the end of the period	$24,292	$35,942	$118,862
See Notes to Consolidated Financial Statements.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF PARTNERS’ EQUITY
Years Ended December 31, 2017, 2016 and 2015
(Thousands of Dollars, Except Unit Data)

	Limited Partners
	Preferred (Note 19)		Common		General Partner	Accumulated Other Comprehensive Loss (Note 19)	Total Partners’ Equity
	Units	Amount	Units	Amount
Balance as of January 1, 2015	—	$—	77,886,078	$1,744,810	$39,312	$(67,912)	$1,716,210
Net income	—	—	—	258,230	48,490	—	306,720
Other comprehensive loss	—	—	—	—	—	(20,882)	(20,882)
Distributions to partners	—	—	—	(341,140)	(51,064)	—	(392,204)
Balance as of December 31, 2015	—	—	77,886,078	1,661,900	36,738	(88,794)	1,609,844
Net income	—	1,925	—	102,580	45,498	—	150,003
Other comprehensive loss	—	—	—	—	—	(5,383)	(5,383)
Distributions to partners	—	(1,925)	—	(341,798)	(51,164)	—	(394,887)
Issuance of common units, including contribution from general partner	—	—	595,050	27,710	575	—	28,285
Issuance of preferred units	9,060,000	218,400	—	—	—	—	218,400
Unit-based compensation	—	—	135,100	5,250	105	—	5,355
Balance as of December 31, 2016	9,060,000	218,400	78,616,228	1,455,642	31,752	(94,177)	1,611,617
Net income	—	40,448	—	60,610	46,906	—	147,964
Other comprehensive income	—	—	—	—	—	9,250	9,250
Distributions to partners	—	(40,448)	—	(391,737)	(54,569)	—	(486,754)
Issuance of common units, including contribution from general partner	—	—	14,375,000	643,878	13,597	—	657,475
Issuance of preferred units	22,300,000	538,560	—	—	—	—	538,560
Unit-based compensation	—	—	185,455	2,516	140	—	2,656
Other	—	(357)	—	(322)	—	—	(679)
Balance as of December 31, 2017	31,360,000	$756,603	93,176,683	$1,770,587	$37,826	$(84,927)	$2,480,089
See Notes to Consolidated Financial Statements.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2017, 2016 and 2015

1. ORGANIZATION AND OPERATIONS
Organization
NuStar Energy L.P. (NYSE: NS) is engaged in the transportation of petroleum products and anhydrous ammonia, and the terminalling, storage and marketing of petroleum products. Unless otherwise indicated, the terms “NuStar Energy,” “NS,” “the Partnership,” “we,” “our” and “us” are used in this report to refer to NuStar Energy L.P., to one or more of our consolidated subsidiaries or to all of them taken as a whole. NuStar GP Holdings, LLC (NuStar GP Holdings or NSH) (NYSE: NSH) owns our general partner, Riverwalk Logistics, L.P., and owns an approximate 11% common limited partner interest in us as of December 31, 2017.

Employee Transfer from NuStar GP, LLC. On March 1, 2016, NuStar GP, LLC, the general partner of our general partner and a wholly owned subsidiary of NuStar GP Holdings, transferred and assigned to NuStar Services Company LLC (NuStar Services Co), a wholly owned subsidiary of NuStar Energy, all of NuStar GP, LLC’s employees and related benefit plans, programs, contracts and policies (the Employee Transfer). As a result of the Employee Transfer, we pay employee costs directly and sponsor the long-term incentive plan and other employee benefit plans. Please refer to Note 17 for further discussion of the Employee Transfer and our related party agreements, Note 22 for a discussion of our employee benefit plans and Note 23 for a discussion of our long-term incentive plan.

Recent Developments
Merger. On February 7, 2018, NuStar Energy, Riverwalk Logistics, L.P., NuStar GP, LLC, Marshall Merger Sub LLC, a wholly owned subsidiary of NuStar Energy (Merger Sub), Riverwalk Holdings, LLC and NuStar GP Holdings, LLC (NuStar GP Holdings) entered into an Agreement and Plan of Merger (the Merger Agreement) pursuant to which Merger Sub will merge with and into NuStar GP Holdings with NuStar GP Holdings being the surviving entity (the Merger), such that NuStar Energy will be the sole member of NuStar GP Holdings following the Merger. Pursuant to the Merger Agreement and at the effective time of the Merger, our partnership agreement will be amended and restated to, among other things, (i) cancel the incentive distribution rights held by our general partner, (ii) convert the 2% general partner interest in NuStar Energy held by our general partner into a non-economic management interest and (iii) provide the holders of our common units with voting rights in the election of the members of the board of directors of NuStar GP, LLC at an annual meeting, beginning in 2019. The Merger is subject to the satisfaction or waiver of certain conditions, including approval of the Merger Agreement by NuStar GP Holdings unitholders. Please refer to Note 28 for further discussion of the Merger.

Hurricane Activity. In the third quarter of 2017, parts of the Caribbean and Gulf of Mexico experienced three major hurricanes. Several of our facilities were affected by the hurricanes, but our St. Eustatius terminal experienced the most damage and was temporarily shut down. We incurred approximately $2.6 million of operating expenses to repair minor property damage at several of our domestic terminals. Additionally, we recorded a $5.0 million loss in “Other (expense) income, net” in the consolidated statements of income in the third quarter of 2017 for property damage at our St. Eustatius terminal, which represents the amount of our property deductible under our insurance policy. The hurricane impacts lowered revenues for our bunker fuel operations in our fuels marketing segment and lowered throughput and associated handling fees in our storage segment in the third and fourth quarters of 2017. We received insurance proceeds of $12.5 million in 2017 for damages at our St. Eustatius terminal, of which $3.8 million was for business interruption and the remainder was used for repairs and cleanup. Proceeds from business interruption insurance are included in “Operating expenses” in the consolidated statements of income and in “Cash flows from operating activities” in the consolidated statements of cash flows. In January 2018, we received $87.5 million of insurance proceeds in settlement of our property damage claim for our St. Eustatius terminal. We expect that the costs to repair the property damage at the terminal will not exceed the value of insurance proceeds received.

Navigator Acquisition and Financing Transactions. On May 4, 2017, we completed the acquisition of Navigator Energy Services, LLC for approximately $1.5 billion (the Navigator Acquisition). In order to fund the purchase price, we issued 14,375,000 common units for net proceeds of $657.5 million, issued $550.0 million of 5.625% senior notes for net proceeds of $543.3 million and issued 15,400,000 of our 7.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (Series B Preferred Units) for net proceeds of $371.8 million. Please refer to Notes 4, 12 and 19 for further discussion.

Axeon Term Loan. On February 22, 2017, we settled and terminated the $190.0 million term loan to Axeon Specialty Products, LLC (the Axeon Term Loan), pursuant to which we also provided credit support, such as guarantees, letters of credit and cash collateral, as applicable, of up to $125.0 million to Axeon Specialty Products, LLC (Axeon). We received $110.0 million in

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

settlement of the Axeon Term Loan, and our obligation to provide ongoing credit support to Axeon ceased. Please refer to Notes 7 and 15 for further discussion of the Axeon Term Loan and related credit support.

Operations
We conduct our operations through our subsidiaries, primarily NuStar Logistics, L.P. (NuStar Logistics) and NuStar Pipeline Operating Partnership L.P. (NuPOP). We have three business segments: pipeline, storage and fuels marketing.
Pipeline. We own 3,130 miles of refined product pipelines and 1,930 miles of crude oil pipelines, as well as approximately 5.0 million barrels of storage capacity, which comprise our Central West System. In addition, we own 2,370 miles of refined product pipelines, consisting of the East and North Pipelines, and a 2,000-mile ammonia pipeline, which comprise our Central East System. The East and North Pipelines have storage capacity of approximately 6.8 million barrels. We charge tariffs on a per barrel basis for transporting refined products, crude oil and other feedstocks in our refined product and crude oil pipelines and on a per ton basis for transporting anhydrous ammonia in the Ammonia Pipeline.
Storage. We own terminal and storage facilities in the United States, Canada, Mexico, the Netherlands, including St. Eustatius in the Caribbean, and the United Kingdom, with approximately 84.8 million barrels of storage capacity. Our terminal and storage facilities provide storage, handling and other services on a fee basis for petroleum products, crude oil, specialty chemicals and other liquids.
Fuels Marketing. Within our fuels marketing operations, we purchase petroleum products for resale. The activities of the fuels marketing segment expose us to the risk of fluctuations in commodity prices, which has a direct impact on the segment’s results of operations. We enter into derivative contracts to attempt to mitigate the effect of commodity price fluctuations.
We ceased marketing crude oil in the second quarter of 2017 and exited our heavy fuels trading operations in the third quarter of 2017. These actions are in line with our goal of reducing our exposure to commodity margins, and instead focusing on our core, fee-based pipeline and storage segments. The only operations remaining in our fuels marketing segment are our bunkering operations at our St. Eustatius and Texas City terminals, as well as certain of our blending operations.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Consolidation
The accompanying consolidated financial statements represent the consolidated operations of the Partnership and our subsidiaries. Inter-partnership balances and transactions have been eliminated in consolidation. The operations of certain pipelines and terminals in which we own an undivided interest are proportionately consolidated in the accompanying consolidated financial statements.
Use of Estimates
The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. On an ongoing basis, management reviews its estimates based on currently available information. Management may revise estimates due to changes in facts and circumstances.
Cash and Cash Equivalents
Cash equivalents are all highly liquid investments with an original maturity of three months or less when acquired.

Accounts Receivable
Accounts receivable represent valid claims against non-affiliated customers for products sold or services rendered. We extend credit terms to certain customers after review of various credit indicators, including the customer’s credit rating. Outstanding customer receivable balances are regularly reviewed for possible non-payment indicators and allowances for doubtful accounts are recorded based upon management’s estimate of collectability at the time of its review.
Inventories
Inventories consist of petroleum products, materials and supplies. Inventories, except those associated with a qualifying fair value hedge, are valued at the lower of cost or net realizable value. Cost is determined using the weighted-average cost method. Our inventory, other than materials and supplies, consists of one end-product category, petroleum products, which we include in the fuels marketing segment. Accordingly, we determine lower of cost or net realizable value adjustments on an aggregate

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

basis. Inventories associated with qualifying fair value hedges are valued at current market prices. Materials and supplies are valued at the lower of average cost or net realizable value.
Property, Plant and Equipment
We record additions to property, plant and equipment, including reliability and strategic capital expenditures, at cost. Repair and maintenance costs associated with existing assets that are minor in nature and do not extend the useful life of existing assets are charged to operating expenses as incurred. Depreciation of property, plant and equipment is recorded on a straight-line basis over the estimated useful lives of the related assets. When property or equipment is retired, sold or otherwise disposed of, the difference between the carrying value and the net proceeds is recognized in “Other (expense) income, net” in the consolidated statements of income in the year of disposition.

We capitalize overhead costs and interest costs incurred on funds used to construct property, plant and equipment while the asset is under construction. The overhead costs and capitalized interest are recorded as part of the asset to which they relate and are amortized over the asset’s estimated useful life as a component of depreciation expense.
Goodwill
We assess goodwill for impairment annually on October 1, or more frequently if events or changes in circumstances indicate it might be impaired. We have the option to first assess qualitative factors to determine whether it is necessary to perform a quantitative goodwill impairment test. We performed a quantitative goodwill impairment test as of October 1, 2017 and 2016, and determined that no impairment charges occurred.

We calculate the estimated fair value of each of our reporting units using a weighted-average of values calculated using an income approach and a market approach. The income approach involves estimating the fair value of each reporting unit by discounting its estimated future cash flows using a discount rate that would be consistent with a market participant’s assumption. The market approach bases the fair value measurement on information obtained from observed stock prices of public companies and recent merger and acquisition transaction data of comparable entities.
Our reporting units to which goodwill has been allocated consist of the following:

•	crude oil pipelines;

•	refined product pipelines;

•	terminals, excluding our St. Eustatius and Point Tupper facilities and our refinery crude storage tanks; and

•	bunkering activity at our St. Eustatius and Point Tupper facilities.

The quantitative impairment test for goodwill consists of a two-step process. Step 1 compares the fair value of the reporting unit to its carrying value including goodwill. The carrying value of each reporting unit equals the total identified assets (including goodwill) less the sum of each reporting unit’s identified liabilities. We used reasonable and supportable methods to assign the assets and liabilities to the appropriate reporting units in a consistent manner. If the carrying value exceeds fair value, there is a potential impairment and step 2 must be performed to determine the amount of goodwill impairment. Step 2 compares the carrying value of the reporting unit’s goodwill to its implied fair value using a hypothetical allocation of the reporting unit’s fair value. If the goodwill carrying value exceeds its implied fair value, the excess is reported as impairment.
Impairment of Long-Lived Assets
We review long-lived assets, including property, plant and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. We evaluate recoverability using undiscounted estimated net cash flows generated by the related asset or asset group. If the results of that evaluation indicate that the undiscounted cash flows are less than the carrying amount of the asset (i.e., the asset is not recoverable) we perform an impairment analysis. If our intent is to hold the asset for continued use, we determine the amount of impairment as the amount by which the net carrying value exceeds its fair value. If our intent is to sell the asset, and the criteria required to classify an asset as held for sale are met, we determine the amount of impairment as the amount by which the net carrying amount exceeds its fair value less costs to sell. We believe that the carrying amounts of our long-lived assets as of December 31, 2017 are recoverable.
Income Taxes
We are a limited partnership and generally are not subject to federal or state income taxes. Accordingly, our taxable income or loss, which may vary substantially from income or loss reported for financial reporting purposes, is generally included in the federal and state income tax returns of our partners. For transfers of publicly held units subsequent to our initial public offering,

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

we have made an election permitted by Section 754 of the Internal Revenue Code (the Code) to adjust the common unit purchaser’s tax basis in our underlying assets to reflect the purchase price of the units. This results in an allocation of taxable income and expenses to the purchaser of the common units, including depreciation deductions and gains and losses on sales of assets, based upon the new unitholder’s purchase price for the common units.
We conduct certain of our operations through taxable wholly owned corporate subsidiaries. We account for income taxes related to our taxable subsidiaries using the asset and liability method. Under this method, we recognize deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. We measure deferred taxes using enacted tax rates expected to apply to taxable income in the year those temporary differences are expected to be recovered or settled.
We recognize a tax position if it is more likely than not that the tax position will be sustained, based on the technical merits of the position, upon examination. We record uncertain tax positions in the financial statements at the largest amount of benefit that is more likely than not to be realized. We had no unrecognized tax benefits as of December 31, 2017 and 2016.

NuStar Energy and certain of its subsidiaries file income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. For U.S. federal and state purposes, as well as for our major non-U.S. jurisdictions, tax years subject to examination are 2013 through 2016, according to standard statute of limitations.
Asset Retirement Obligations
We record a liability for asset retirement obligations at the fair value of the estimated costs to retire a tangible long-lived asset at the time we incur that liability, which is generally when the asset is purchased, constructed or leased, when we have a legal obligation to incur costs to retire the asset and when a reasonable estimate of the fair value of the obligation can be made. If a reasonable estimate cannot be made at the time the liability is incurred, we record the liability when sufficient information is available to estimate the fair value.
We have asset retirement obligations with respect to certain of our assets due to various legal obligations to clean and/or dispose of those assets at the time they are retired. However, these assets can be used for an extended and indeterminate period of time as long as they are properly maintained and/or upgraded. It is our practice and current intent to maintain our assets and continue making improvements to those assets based on technological advances. As a result, we believe that our assets have indeterminate lives for purposes of estimating asset retirement obligations because dates or ranges of dates upon which we would retire these assets cannot reasonably be estimated at this time. When a date or range of dates can reasonably be estimated for the retirement of any asset, we estimate the costs of performing the retirement activities and record a liability for the fair value of these costs.

We also have legal obligations in the form of leases and right-of-way agreements, which require us to remove certain of our assets upon termination of the agreement. However, these lease or right-of-way agreements generally contain automatic renewal provisions that extend our rights indefinitely or we have other legal means available to extend our rights. We have recorded a liability of $0.7 million and $0.6 million as of December 31, 2017 and 2016, respectively, which is included in “Other long-term liabilities” in the consolidated balance sheets, for conditional asset retirement obligations related to the retirement of terminal assets with lease and right-of-way agreements.
Environmental Remediation Costs
Environmental remediation costs are expensed and an associated accrual established when site restoration and environmental remediation and cleanup obligations are either known or considered probable and can be reasonably estimated. These environmental obligations are based on estimates of probable undiscounted future costs using currently available technology and applying current regulations, as well as our own internal environmental policies. The environmental liabilities have not been reduced by possible recoveries from third parties. Environmental costs include initial site surveys, costs for remediation and restoration and ongoing monitoring costs, as well as fines, damages and other costs, when estimable. Adjustments to initial estimates are recorded, from time to time, to reflect changing circumstances and estimates based upon additional information developed in subsequent periods.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Product Imbalances
We incur product imbalances as a result of variances in pipeline meter readings and volume fluctuations due to pressure and temperature changes. We use quoted market prices as of the reporting date to value our assets and liabilities related to product imbalances. Product imbalance liabilities are included in “Accrued liabilities” and product imbalance assets are included in “Other current assets” in the consolidated balance sheets.
Revenue Recognition
Revenues for the pipeline segment are derived from interstate and intrastate pipeline transportation of refined products, crude oil and anhydrous ammonia. Transportation revenues (based on pipeline tariffs) are recognized as the refined product, crude oil or anhydrous ammonia is delivered out of the pipelines.

Revenues for the storage segment include fees for tank storage agreements, whereby a customer agrees to pay for a certain amount of storage in a tank over a period of time (storage terminal revenues), and throughput agreements, whereby a customer pays a fee per barrel for volumes moving through our terminals (throughput terminal revenues). Our terminals also provide blending, additive injections, handling and filtering services for which we charge additional fees. Certain of our facilities charge fees to provide marine services such as pilotage, tug assistance, line handling, launch service, emergency response services and other ship services. Storage terminal revenues are recognized when services are provided to the customer. Throughput revenues are recognized as refined products or crude oil are received in or delivered out of our terminal. Revenues for marine services are recognized as those services are provided.
Revenues from the sale of petroleum products, which are included in our fuels marketing segment, are recognized when product is delivered to the customer and title and risk pass to the customer.
We collect taxes on certain revenue transactions to be remitted to governmental authorities, which may include sales, use, value-added and some excise taxes. These taxes are not included in revenue.
Income Allocation
Our partnership agreement, as amended, sets forth the calculation to be used to determine the amount and priority of cash distributions that the unitholders and general partner will receive. The partnership agreement also contains provisions for the allocation of net income to the unitholders and the general partner; however, losses are only allocated to the common unitholders and the general partner. Our net income for each quarterly reporting period is first allocated to the preferred limited partner unitholders in an amount equal to the earned distributions for the respective reporting period and then to the general partner in an amount equal to the general partner’s incentive distribution calculated based upon the declared distribution for the respective reporting period. We allocate the remaining net income or loss among the common unitholders (98%) and general partner (2%), as set forth in our partnership agreement.
Basic and Diluted Net Income Per Common Unit
Basic and diluted net income per common unit are determined pursuant to the two-class method. Under this method, all earnings are allocated to our common limited partners and participating securities based on their respective rights to receive distributions earned during the period. Participating securities include our general partner interest and restricted units awarded under our long-term incentive plan.

We compute basic net income per common unit by dividing net income attributable to our common limited partners by the weighted-average number of common units outstanding during the period. We compute diluted net income per common unit by dividing net income attributable to our common limited partners by the sum of (i) the weighted-average number of common units outstanding during the period and (ii) the effect of dilutive potential common units outstanding during the period. Dilutive potential common units include contingently issuable performance units awarded under our long-term incentive plan. See Note 23 for additional information on our performance units.
Derivative Financial Instruments
We formally document all relationships between hedging instruments and hedged items. This process includes identification of the hedging instrument and the hedged transaction, the nature of the risk being hedged and how the hedging instrument’s effectiveness will be assessed. To qualify for hedge accounting, at inception of the hedge we assess whether the derivative instruments that are used in our hedging transactions are expected to be highly effective in offsetting changes in cash flows or the fair value of the hedged items. Throughout the designated hedge period and at least quarterly, we assess whether the derivative instruments are highly effective and continue to qualify for hedge accounting. To assess the effectiveness of the hedging relationship both prospectively and retrospectively, we use regression analysis to calculate the correlation of the changes in the fair values of the derivative instrument and related hedged item.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

We record commodity derivative instruments in the consolidated balance sheets at fair value. We recognize mark-to-market adjustments for derivative instruments designated and qualifying as fair value hedges (Fair Value Hedges) and the related change in the fair value of the associated hedged physical inventory or firm commitment within “Cost of product sales.” For derivative instruments designated and qualifying as cash flow hedges (Cash Flow Hedges), we record the effective portion of mark-to-market adjustments as a component of accumulated other comprehensive income (loss) (AOCI) until the underlying hedged forecasted transactions occur. Any hedge ineffectiveness is recognized immediately in “Cost of product sales.” Once a hedged transaction occurs, we reclassify the effective portion from AOCI to “Cost of product sales.” If it becomes probable that a hedged transaction will not occur, then the associated gains or losses are reclassified from AOCI to “Cost of product sales” immediately. For derivative instruments that have associated underlying physical inventory but do not qualify for hedge accounting (Economic Hedges and Other Derivatives), we record the mark-to-market adjustments in “Cost of product sales.”
Under the terms of our forward-starting interest rate swap agreements, we pay a fixed rate and receive a variable rate. We entered into the forward-starting swaps in order to hedge the risk of changes in the interest payments attributable to changes in the benchmark interest rate during the period from the effective date of the swap to the issuance of the forecasted debt. We account for the forward-starting interest rate swaps as Cash Flow Hedges, and we recognize the fair value of each interest rate swap in the consolidated balance sheets. We record the effective portion of mark-to-market adjustments as a component of AOCI, and any hedge ineffectiveness is recognized immediately in “Interest expense, net.” The amount accumulated in AOCI is amortized into “Interest expense, net” as the forecasted interest payments occur or if the interest payments are probable not to occur.
We classify cash flows associated with our derivative instruments as operating cash flows in the consolidated statements of cash flows, except for receipts or payments associated with terminated forward-starting interest rate swap agreements, which are included in cash flows from financing activities. See Note 16 for additional information regarding our derivative financial instruments.
Operating Leases
We recognize rent expense on a straight-line basis over the lease term, including the impact of both scheduled rent increases and free or reduced rents (commonly referred to as “rent holidays”).
Unit-based Compensation
Unit-based compensation for our long-term incentive plan is recorded in our consolidated balance sheets based on the fair value of the awards granted and recognized as compensation expense primarily on a straight-line basis over the requisite service period. Forfeitures of our unit-based compensation awards are recognized as an adjustment to compensation expense when they occur. Unit-based compensation expense is included in “General and administrative expenses” on our consolidated statements of income. See Note 23 for additional information regarding our unit-based compensation.
Margin Deposits
Margin deposits relate to our exchange-traded derivative contracts and generally vary based on changes in the value of the contracts. Margin deposits are included in “Other current assets” in the consolidated balance sheets.
Foreign Currency Translation
The functional currencies of our foreign subsidiaries are the local currencies of the countries in which the subsidiaries are located, except for our subsidiaries located in St. Eustatius in the Caribbean (formerly the Netherlands Antilles), whose functional currency is the U.S. dollar. The assets and liabilities of our foreign subsidiaries with local functional currencies are translated to U.S. dollars at period-end exchange rates, and income and expense items are translated to U.S. dollars at weighted-average exchange rates in effect during the period. These translation adjustments are included in “Accumulated other comprehensive loss” in the equity section of the consolidated balance sheets. Gains and losses on foreign currency transactions are included in “Other (expense) income, net” in the consolidated statements of income.

3. NEW ACCOUNTING PRONOUNCEMENTS

Derivatives and Hedging
In August 2017, the Financial Accounting Standards Board (FASB) issued amended guidance intended to improve the financial reporting of hedging relationships to better portray the economic results of an entity’s risk management activities in its financial statements. The amended guidance also makes certain targeted improvements to simplify the application of current hedge accounting guidance. The guidance is effective for annual and interim periods beginning after December 15, 2018, with early adoption permitted. Certain of the new requirements should be applied prospectively while others should be applied using a modified retrospective transition method. We currently expect to adopt the amended guidance on January 1, 2019. We do not

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

expect the guidance to have a material impact on our financial position or results of operations, and we are assessing the impact on our disclosures.

Unit-Based Payments
In May 2017, the FASB issued amended guidance that clarifies when a change to the terms and conditions of a unit-based payment award is accounted for as a modification. Under the amended guidance, an entity will apply modification accounting if the value, vesting or classification of the unit-based payment award changes. The guidance is effective for annual and interim periods beginning after December 15, 2017, and amendments should be applied prospectively. We adopted these provisions January 1, 2018, and the guidance did not have a material impact on our financial position, results of operations or disclosures.

Defined Benefit Plans
In March 2017, the FASB issued amended guidance that changes the presentation of net periodic pension cost related to defined benefit plans. Under the amended guidance, the service cost component of net periodic benefit cost will be presented in the same income statement line items as other current employee compensation costs, but the remaining components of net periodic benefit cost will be presented outside of operating income. The changes are effective for annual and interim periods beginning after December 15, 2017, and amendments should be applied retrospectively. We adopted these provisions January 1, 2018, and the guidance did not have a material impact on our financial position, results of operations or disclosures.

Goodwill
In January 2017, the FASB issued amended guidance that simplifies the accounting for goodwill impairment by eliminating step 2 of the goodwill impairment test. Under the amended guidance, goodwill impairment will be measured as the excess of the reporting unit’s carrying value over its fair value, not to exceed the carrying amount of goodwill for that reporting unit. The changes are effective for annual and interim periods beginning after December 15, 2019, and amendments should be applied prospectively. Early adoption is permitted for any impairment tests performed after January 1, 2017, and we are currently evaluating whether we will adopt these provisions early. Regardless of our decision, we do not expect the guidance to have a material impact on our financial position, results of operations or disclosures.

Definition of a Business
In January 2017, the FASB issued amended guidance that clarifies the definition of a business used in evaluating whether a set of transferred assets and activities constitutes a business. Under the amended guidance, if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or a group of similar identifiable assets, the set of transferred assets and activities would not represent a business. To be considered a business, the set of assets transferred is also required to include at least one substantive process that together significantly contribute to the ability to create outputs. In addition, the amended guidance narrows the definition of outputs to be consistent with how outputs are described in the new revenue recognition standard. The changes are effective for annual and interim periods beginning after December 15, 2017, and amendments should be applied prospectively. We adopted these provisions January 1, 2018, and they did not have an impact on our financial position, results of operations or disclosures.

Statement of Cash Flows
In August 2016, the FASB issued amended guidance that clarifies how entities should present certain cash receipts and cash payments on the statement of cash flows, including, but not limited to, debt prepayment or debt extinguishment costs, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims and distributions received from equity method investees. The changes are effective for annual and interim periods beginning after December 15, 2017, and amendments should be applied retrospectively. We adopted these provisions January 1, 2018, and they did not have an impact on our statements of cash flows or disclosures.

Credit Losses
In June 2016, the FASB issued amended guidance that requires the use of a “current expected loss” model for financial assets measured at amortized cost and certain off-balance sheet credit exposures. Under this model, entities will be required to estimate the lifetime expected credit losses on such instruments based on historical experience, current conditions, and reasonable and supportable forecasts. This amended guidance also expands the disclosure requirements to enable users of financial statements to understand an entity’s assumptions, models and methods for estimating expected credit losses. The changes are effective for annual and interim periods beginning after December 15, 2019, and amendments should be applied using a modified retrospective approach. We currently expect to adopt the amended guidance on January 1, 2020 and are assessing the impact of this amended guidance on our financial position, results of operations and disclosures. We plan to provide additional information about the expected financial impact at a future date.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Leases
In February 2016, the FASB issued amended guidance that requires lessees to recognize the assets and liabilities that arise from most leases on the balance sheet. For lessors, this amended guidance modifies the classification criteria and the accounting for sales-type and direct financing leases. The changes are effective for annual and interim periods beginning after December 15, 2018, and amendments should be applied using a modified retrospective approach for leases that exist or are entered into after the beginning of the earliest comparative period in the financial statements, with the option to use certain expedients. In January 2018, the FASB issued additional guidance that provides an optional transition practical expedient for land easements. We currently expect to adopt these provisions on January 1, 2019 using the modified retrospective approach of adoption. We are working to identify our lease arrangements and have begun the process of system implementation. We are continuing to evaluate the impact of this amended guidance on our financial position, results of operations, disclosures and internal controls and plan to provide additional information about the expected financial impact at a future date.

Financial Instruments
In January 2016, the FASB issued new guidance that addresses certain aspects of recognition, measurement, presentation and disclosure of financial instruments. The changes are effective for annual and interim periods beginning after December 15, 2017, and amendments should be applied by means of a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption. We adopted these provisions January 1, 2018, and they did not have an impact on our financial position, results of operations or disclosures.

Revenue Recognition
In May 2014, the FASB and the International Accounting Standards Board jointly issued a comprehensive new revenue recognition standard that requires an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration the entity expects to be entitled to in exchange for those goods or services. The standard is effective for public entities for annual and interim periods beginning after December 15, 2017, using one of two retrospective transition methods. We adopted these provisions January 1, 2018 using the modified retrospective approach. The transition adjustment related to the adoption was immaterial (less than 1% of total revenues for the year ended December 31, 2017 and total partners’ equity as of December 31, 2017), and we do not expect the adoption of this standard to materially impact the amount or timing of our revenue going forward. Under the new guidance, we will no longer recognize the fair value of product imbalance assets or liabilities on our consolidated balance sheets. We intend to provide additional disclosures as required by the new standard, which we are currently assessing, in our quarterly report on Form 10-Q for the first quarter of 2018.

4. ACQUISITIONS

Navigator Acquisition
On April 11, 2017, we entered into a Membership Interest Purchase and Sale Agreement (the Acquisition Agreement) with FR Navigator Holdings LLC to acquire all of the issued and outstanding limited liability company interests in Navigator Energy Services, LLC (Navigator) for approximately $1.5 billion. We closed the Navigator Acquisition on May 4, 2017 and funded the purchase price with the net proceeds of the equity and debt issuances described in Notes 12 and 19. We acquired crude oil transportation, pipeline gathering and storage assets located in the Midland Basin of West Texas consisting of: (i) more than 500 miles of crude oil gathering and transportation pipelines with approximately 92,000 barrels per day ship-or-pay volume commitments and deliverability of approximately 412,000 barrels per day; (ii) a pipeline gathering system with more than 200 connected producer tank batteries capable of more than 400,000 barrels per day of pumping capacity covering over 500,000 dedicated acres with fixed fee contracts; and (iii) approximately 1.0 million barrels of crude oil storage capacity with 440,000 barrels contracted to third parties. We collectively refer to the acquired assets as our Permian Crude System. The assets acquired are included in our pipeline segment within the Central West System.

The Navigator Acquisition broadens our geographic footprint by marking our entry into the Permian Basin and complements our existing asset base. We believe the Permian Crude System will provide a strong growth platform that, when coupled with our assets in the Eagle Ford region, serve to solidify our presence in two of the most prolific basins in the United States.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

We accounted for the Navigator Acquisition using the acquisition method. The fair value estimates of the assets acquired and liabilities assumed are based on preliminary assumptions, pending the completion of an independent appraisal and other evaluations as information becomes available to us. The following table reflects the preliminary purchase price allocation as of December 31, 2017:

Preliminary Purchase Price Allocation
(Thousands of Dollars)
Accounts receivable	$4,747
Other current assets	2,359
Property, plant and equipment, net	376,690
Intangible assets (a)	700,000
Goodwill (b)	400,838
Other long-term assets, net	2,199
Current liabilities	(25,114)
Preliminary purchase price allocation, net of cash acquired	$1,461,719

(a)	Intangible assets, which consist of customer contracts and relationships, are expected to be amortized on a straight-line basis over a period of 20 years.

(b)
The goodwill acquired represents the expected benefit from entering new geographic areas and the anticipated opportunities to generate future cash flows from the assets acquired and potential future projects.

The values used in the purchase price allocation above are preliminary and subject to change after we finalize our review of certain of Navigator’s pre-acquisition liabilities, and pending the completion of an independent appraisal. Although a change in the value used for the assets acquired and liabilities assumed would cause a corresponding increase or decrease in goodwill, we do not expect any change to be significant.

The consolidated statements of income include the results of operations for Navigator commencing on May 4, 2017. The table below presents certain financial information included in the consolidated statements of income related to the Navigator Acquisition:

Year Ended December 31, 2017
(Thousands of Dollars)
Permian Crude System:
Revenues	$42,620
Operating loss	$(1,724)

Transaction costs:
General and administrative expenses	$10,391
Interest expense, net	3,688
Total transaction costs	$14,079

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The unaudited pro forma information for the years ended December 31, 2017 and 2016 presented below combines the historical financial information for Navigator and the Partnership for those periods. The information assumes we completed the Navigator Acquisition on January 1, 2016 and the following:

•	we issued approximately 14.4 million common units;

•	we received a contribution from our general partner of $13.6 million to maintain its 2% interest;

•	we issued 15.4 million Series B Preferred Units;

•	we issued $550.0 million of 5.625% senior notes;

•
additional depreciation and amortization that would have been incurred assuming the fair value adjustments to property, plant and equipment and intangible assets reflected in the preliminary purchase price allocation above; and

•	we satisfied Navigator’s outstanding obligations under its revolving credit agreement.

	Pro Forma Year Ended December 31,
	2017	2016
	(Thousands of Dollars, Except Per Unit Data)
Revenues	$1,828,418	$1,782,932
Net income	$127,433	$78,664

Basic and diluted net income per common unit	$0.31	$0.01

The pro forma information for the year ended December 31, 2017 includes transaction costs of $14.1 million, which were directly attributable to the Navigator Acquisition. The pro forma information is unaudited and is not necessarily indicative of the results of operations that would have resulted had the Navigator Acquisition occurred on January 1, 2016 or that may result in the future.

Martin Terminal Acquisition. On December 21, 2016, we acquired crude oil and refined product storage assets in Corpus Christi, TX for $95.7 million, including $2.1 million of capital expenditure reimbursements, from Martin Operating Partnership L.P. (the Martin Terminal Acquisition). The assets acquired are in our storage segment and include 900,000 barrels of crude oil storage capacity, 250,000 barrels of refined product storage capacity and exclusive use of the Port of Corpus Christi’s new crude oil dock.

Linden Acquisition. On January 2, 2015, we acquired full ownership of ST Linden Terminal, LLC (Linden), which owns a refined products terminal in Linden, NJ with 4.3 million barrels of storage capacity (the Linden Acquisition). Linden is located on a 44-acre facility that provides deep-water terminalling capabilities in the New York Harbor and primarily stores petroleum products, including gasoline, jet fuel and fuel oils. Prior to the Linden Acquisition, Linden operated as a joint venture between Linden Holding Corp. and us, with each party owning 50%.

In connection with the Linden Acquisition, we ceased applying the equity method of accounting and consolidated Linden, which is included in our storage segment. The consolidated statements of income include the results of operations for Linden commencing on January 2, 2015. On the acquisition date, we remeasured our existing 50% equity investment in Linden to its fair value of $128.0 million and we recognized a gain of $56.3 million in “Other (expense) income, net” in the consolidated statement of income for the year ended December 31, 2015. We estimated the fair value using a market approach and an income approach. The market approach estimates the enterprise value based on an earnings multiple. The income approach calculates fair value by discounting the estimated net cash flows. We funded the acquisition with borrowings under our revolving credit agreement. The acquisition complements our existing storage operations, and having sole ownership of Linden strengthens our presence in the New York Harbor and the East Coast market.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

We accounted for the Linden Acquisition using the acquisition method. The purchase price has been allocated based on the estimated fair values of the individual assets acquired and liabilities assumed at the date of the acquisition.

The final purchase price allocation was as follows (in thousands of dollars):

Cash paid for the Linden Acquisition	$142,500
Fair value of liabilities assumed	22,865
Consideration	165,365
Acquisition date fair value of previously held equity interest	128,000
Total	$293,365

Current assets (a)	$9,513
Property, plant and equipment	134,484
Goodwill	79,208
Intangible assets (b)	70,050
Other long-term assets	110
Purchase price allocation	$293,365

(a)	Current assets include a receivable of $7.8 million related to a pre-acquisition insurance claim, for which proceeds were received in 2015.

(b)	Intangible assets primarily consist of customer contracts and relationships and are being amortized over 10 years.

5. ALLOWANCE FOR DOUBTFUL ACCOUNTS
The changes in the allowance for doubtful accounts consisted of the following:

	Year Ended December 31,
	2017	2016	2015
	(Thousands of Dollars)
Balance as of beginning of year	$7,756	$8,473	$7,808
Increase in allowance, net	2,217	24	965
Accounts charged against the allowance	(25)	(741)	(300)
Balance as of end of year	$9,948	$7,756	$8,473

6. INVENTORIES
Inventories consisted of the following:

	December 31,
	2017	2016
	(Thousands of Dollars)
Petroleum products	$17,027	$28,044
Materials and supplies	9,830	9,901
Total	$26,857	$37,945

We purchase petroleum products for resale. Our petroleum products consist of intermediates, gasoline, distillates and other petroleum products. Materials and supplies mainly consist of blending and additive chemicals and maintenance materials used in our pipeline and storage segments.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

7. OTHER CURRENT ASSETS
Other current assets consisted of the following:

	December 31,
	2017	2016
	(Thousands of Dollars)
Axeon Term Loan	$—	$110,000
Prepaid expenses	15,982	14,894
Derivative assets	—	155
Other	6,526	7,637
Other current assets	$22,508	$132,686

Axeon Term Loan. In December 2016, Lindsay Goldberg LLC, the private investment firm that owned Axeon, informed us that they entered into an agreement to sell Axeon’s retail asphalt sales and distribution business (the Axeon Sale), and we entered into an agreement with Axeon (the Axeon Letter Agreement) to settle and terminate the Axeon Term Loan for a $110.0 million payment to us upon closing of the Axeon Sale. Therefore, we recorded a charge of $58.7 million, included in “Other (expense) income, net” in the consolidated statements of income, to reduce the carrying amount of the Axeon Term Loan to $110.0 million and reclassified the Axeon Term Loan from “Other long-term assets, net” to “Other current assets” on the consolidated balance sheet as of December 31, 2016. The Axeon Sale closed on February 22, 2017, at which time we received the $110.0 million payment in accordance with the Axeon Letter Agreement. Furthermore, the Axeon Term Loan and our obligation to provide ongoing credit support to Axeon all terminated concurrently on February 22, 2017. Please refer to Note 15 for a discussion of the guarantees. In addition, in connection with the closing of the Axeon Sale, the terminal storage agreements that Axeon has with our Jacksonville, FL and Baltimore, MD terminal facilities were amended to increase the storage fees.

Prior to the closing of the Axeon Sale, we reviewed the financial information of Axeon monthly for possible credit loss indicators. We recognized interest income associated with the Axeon Term Loan ratably over the term of the loan in “Interest expense, net” on the consolidated statements of income.

8. PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment, at cost, consisted of the following:

	Estimated Useful Lives			December 31,
				2017	2016
	(Years)			(Thousands of Dollars)
Land		-		$143,527	$138,224
Land and leasehold improvements	5	-	40	203,085	187,930
Buildings	15	-	40	151,702	144,773
Pipelines, storage and terminals	20	-	40	5,080,795	4,647,718
Rights-of-way	20	-	40	264,170	202,311
Construction in progress		-		400,202	114,322
Total				6,243,481	5,435,278
Less accumulated depreciation and amortization				(1,942,548)	(1,712,995)
Property, plant and equipment, net				$4,300,933	$3,722,283
Capitalized interest costs added to property, plant and equipment totaled $5.5 million, $3.4 million and $5.5 million for the years ended December 31, 2017, 2016 and 2015, respectively. Depreciation and amortization expense for property, plant and equipment totaled $222.5 million, $200.7 million and $192.3 million for the years ended December 31, 2017, 2016 and 2015, respectively.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

9. INTANGIBLE ASSETS

Intangible assets consisted of the following:

		December 31, 2017		December 31, 2016
	Weighted-Average Amortization Period	Cost	Accumulated Amortization	Cost	Accumulated Amortization
	(Years)	(Thousands of Dollars)
Customer contracts and relationships	18	$863,950	$(81,136)	$166,950	$(41,582)
Other	47	2,359	(694)	2,359	(644)
Total		$866,309	$(81,830)	$169,309	$(42,226)
All of our intangible assets are amortized on a straight-line basis. Amortization expense for intangible assets was $39.6 million, $13.9 million and $16.7 million for the years ended December 31, 2017, 2016 and 2015, respectively. The estimated aggregate amortization expense is approximately $51.0 million for each of the years 2018 through 2022.

10. GOODWILL

Changes in the carrying amount of goodwill by segment were as follows:

	Pipeline	Storage	Fuels Marketing	Total
	(Thousands of Dollars)
Balances as of January 1, 2016 and December 31, 2016:
Goodwill	$306,207	$691,220	$53,255	$1,050,682
Accumulated impairment losses	—	(331,913)	(22,132)	(354,045)
Net goodwill	306,207	359,307	31,123	696,637

Activity for the year ended December 31, 2017:
Navigator Acquisition preliminary purchase price allocation (a)	400,838	—	—	400,838

Balances as of December 31, 2017:
Goodwill	707,045	691,220	53,255	1,451,520
Accumulated impairment losses	—	(331,913)	(22,132)	(354,045)
Net goodwill	$707,045	$359,307	$31,123	$1,097,475

(a)	See Note 4 for discussion of the Navigator Acquisition.

11. ACCRUED LIABILITIES
Accrued liabilities consisted of the following:

	December 31,
	2017	2016
	(Thousands of Dollars)
Employee wages and benefit costs	$16,963	$30,807
Unearned income	18,243	14,355
Other	26,372	15,323
Accrued liabilities	$61,578	$60,485

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

12. DEBT

Long-term debt consisted of the following:

				December 31,
	Maturity			2017	2016
				(Thousands of Dollars)
Revolving Credit Agreement		2020		$893,311	$838,992
7.65% senior notes		2018		350,000	350,000
4.80% senior notes		2020		450,000	450,000
6.75% senior notes		2021		300,000	300,000
4.75% senior notes		2022		250,000	250,000
5.625% senior notes		2027		550,000	—
Subordinated Notes		2043		402,500	402,500
GoZone Bonds	2038	thru	2041	365,440	365,440
Receivables Financing Agreement		2020		62,300	58,400
Net fair value adjustments, unamortized discounts and unamortized debt issuance costs		N/A		(10,492)	(968)
Total long-term debt				3,613,059	3,014,364
Less current portion				349,990	—
Long-term debt, less current portion				$3,263,069	$3,014,364

The long-term debt repayments are due as follows (in thousands of dollars):

2018	$350,000
2019	—
2020	1,405,611
2021	300,000
2022	250,000
Thereafter	1,317,940
Total repayments	3,623,551
Net fair value adjustments, unamortized discounts and unamortized debt issuance costs	(10,492)
Total long-term debt	$3,613,059
Interest payments totaled $163.6 million, $146.1 million and $138.9 million for the years ended December 31, 2017, 2016 and 2015, respectively. We amortized an aggregate of $5.0 million, $4.4 million and $4.0 million of debt issuance costs and debt discount for the years ended December 31, 2017, 2016 and 2015, respectively.
Revolving Credit Agreement
On August 22, 2017, NuStar Logistics amended its revolving credit agreement (the Revolving Credit Agreement), mainly to extend the maturity date from October 29, 2019 to October 29, 2020, and to increase the borrowing capacity from $1.50 billion to $1.75 billion. The Revolving Credit Agreement includes the ability to borrow up to the equivalent of $250.0 million in Euros and up to the equivalent of $250.0 million in British Pounds Sterling. Obligations under the Revolving Credit Agreement are guaranteed by NuStar Energy and NuPOP. For the year ended December 31, 2017, we recorded deferred issuance costs of $3.1 million associated with the Revolving Credit Agreement to “Other long-term assets, net” on the consolidated balance sheet.

The Revolving Credit Agreement was also amended to increase the maximum allowed consolidated debt coverage ratio (as defined in the Revolving Credit Agreement) from 5.00-to-1.00 to 5.50-to-1.00 through the rolling period ending March 31, 2018. Subsequently, the maximum allowed consolidated debt coverage ratio may not exceed 5.00-to-1.00 for any rolling period ending on or after June 30, 2018. If we complete one or more acquisitions for aggregate net consideration of at least $50.0 million, our maximum consolidated debt coverage ratio will increase to 5.50-to-1.00 for two rolling periods. On November 22, 2017, the Revolving Credit Agreement was amended to continue to exclude our $402.5 million fixed-to-floating rate subordinated notes from the definition of consolidated debt for purposes of calculating our consolidated debt coverage ratio

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

through December 31, 2018. The Revolving Credit Agreement also contains customary restrictive covenants, such as limitations on indebtedness, liens, mergers, asset transfers and certain investing activities.

The requirement not to exceed a maximum consolidated debt coverage ratio may limit the amount we can borrow under the Revolving Credit Agreement to an amount less than the total amount available for borrowing. As of December 31, 2017, we had $853.0 million available for borrowing.
The Revolving Credit Agreement bears interest, at our option, based on an alternative base rate, a LIBOR-based rate or a EURIBOR-based rate. The interest rate on the Revolving Credit Agreement is subject to adjustment if our debt rating is downgraded (or upgraded) by certain credit rating agencies. As of December 31, 2017, our weighted-average interest rate was 3.2%. During the year ended December 31, 2017, the weighted-average interest rate related to borrowings under the Revolving Credit Agreement was 2.8%.
Letters of credit issued under the Revolving Credit Agreement totaled $3.7 million as of December 31, 2017. Letters of credit are limited to $400.0 million (including up to the equivalent of $25.0 million in Euros and up to the equivalent of $25.0 million in British Pounds Sterling) and also may restrict the amount we can borrow under the Revolving Credit Agreement.
In February 2018, Moody’s Investor Service Inc. (Moody’s) lowered our credit rating from Ba1 to Ba2. This rating downgrade caused the interest rate on our Revolving Credit Agreement to increase by 0.25% effective February 2018.
Notes
NuStar Logistics Senior Notes. On April 28, 2017, NuStar Logistics issued $550.0 million of 5.625% senior notes due April 28, 2027. We used the net proceeds of $543.3 million from the offering to fund a portion of the purchase price for the Navigator Acquisition and to pay related fees and expenses. The interest on the 5.625% senior notes is payable semi-annually in arrears on April 28 and October 28 of each year beginning on October 28, 2017.

Interest is payable semi-annually in arrears for the $350.0 million of 7.65% senior notes, $450.0 million of 4.80% senior notes, $300.0 million of 6.75% senior notes, $250.0 million of 4.75% senior notes and $550.0 million of 5.625% senior notes (collectively, the NuStar Logistics Senior Notes). The interest rate payable on the 7.65% senior notes is subject to adjustment if our debt rating is downgraded (or upgraded) by certain credit rating agencies and was 8.40% as of December 31, 2017. In November 2017, Standard & Poor’s Rating Services lowered our credit rating from BB+ to BB. Additionally, the outlook was changed from stable to negative. The rating downgrade caused the interest rate on the 7.65% senior notes due 2018 to increase from 8.15% to 8.40%. The credit rating downgrade by Moody’s in February 2018 also increased the interest rate by 0.25%, resulting in an interest rate of 8.65% applicable to the interest payment due April 15, 2018.

The NuStar Logistics Senior Notes do not have sinking fund requirements. These notes rank equally with existing senior unsecured indebtedness and senior to existing subordinated indebtedness of NuStar Logistics and contain restrictions on NuStar Logistics’ ability to incur additional secured indebtedness unless the same security is also provided for the benefit of holders of the NuStar Logistics Senior Notes. In addition, the NuStar Logistics Senior Notes limit NuStar Logistics’ ability to incur indebtedness secured by certain liens and to engage in certain sale-leaseback transactions. At the option of NuStar Logistics, the NuStar Logistics Senior Notes may be redeemed in whole or in part at any time at a redemption price, which includes a make-whole premium, plus accrued and unpaid interest to the redemption date. If we undergo a change of control, as defined in the supplemental indentures for the 6.75% senior notes or the 5.625% senior notes, each holder of the 6.75% senior notes or the 5.625% senior notes may require us to repurchase all or a portion of its notes at a price equal to 101% of the principal amount of the notes, plus any accrued and unpaid interest to the date of repurchase. The NuStar Logistics Senior Notes are fully and unconditionally guaranteed by NuStar Energy and NuPOP.
NuStar Logistics 7.625% Fixed-to-Floating Rate Subordinated Notes. NuStar Logistics’ $402.5 million of 7.625% fixed-to-floating rate subordinated notes are due January 15, 2043 (the Subordinated Notes). The Subordinated Notes are fully and unconditionally guaranteed on an unsecured and subordinated basis by NuStar Energy and NuPOP. The Subordinated Notes bore interest at a fixed annual rate of 7.625%, payable quarterly in arrears beginning on April 15, 2013 and ending on January 15, 2018. Thereafter, the Subordinated Notes bear interest at an annual rate equal to the sum of the three-month LIBOR rate for the related quarterly interest period, plus 6.734% payable quarterly, commencing April 15, 2018, unless payment is deferred in accordance with the terms of the notes. NuStar Logistics may elect to defer interest payments on the Subordinated Notes on one or more occasions for up to five consecutive years. Deferred interest will accumulate additional interest at a rate equal to the interest rate then applicable to the Subordinated Notes until paid. If NuStar Logistics elects to defer interest payments, NuStar Energy cannot declare or make cash distributions to its unitholders during the period that interest payments are deferred.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The Subordinated Notes do not have sinking fund requirements and are subordinated to existing senior unsecured indebtedness of NuStar Logistics and NuPOP. The Subordinated Notes do not contain restrictions on NuStar Logistics’ ability to incur additional indebtedness, including debt that ranks senior in priority of payment to the notes. In addition, the Subordinated Notes do not limit NuStar Logistics’ ability to incur indebtedness secured by liens or to engage in certain sale-leaseback transactions. Effective January 15, 2018, we may redeem the Subordinated Notes in whole or in part at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest to the redemption date.
Gulf Opportunity Zone Revenue Bonds
In 2008, 2010 and 2011, the Parish of St. James, Louisiana issued Revenue Bonds Series 2008, Series 2010, Series 2010A, Series 2010B and Series 2011 associated with our St. James terminal expansions pursuant to the Gulf Opportunity Zone Act of 2005 for an aggregate $365.4 million (collectively, the GoZone Bonds). The interest rates on these bonds are based on a weekly tax-exempt bond market interest rate, and interest is paid monthly. Following the issuances, the proceeds were deposited with a trustee and are disbursed to us upon our request for reimbursement of expenditures related to our St. James terminal expansions. We include the amount remaining in the trust in “Other long-term assets, net,” and we include the amount of bonds issued in “Long-term debt” in our consolidated balance sheets. We did not receive any proceeds from the trustee for the year ended December 31, 2017, and for the year ended December 31, 2016, we received $12.5 million from the trustee.
NuStar Logistics is solely obligated to service the principal and interest payments associated with the GoZone Bonds. Letters of credit were issued by various individual banks on our behalf to guarantee the payment of interest and principal on the bonds. All letters of credit rank equally with existing senior unsecured indebtedness of NuStar Logistics. Obligations under the letters of credit issued are guaranteed by NuStar Energy and NuPOP. The letters of credit issued by individual banks do not restrict the amount we can borrow under the Revolving Credit Agreement.
The following table summarizes the GoZone Bonds outstanding as of December 31, 2017:

Date Issued	Maturity Date	Amount Outstanding	Amount of Letter of Credit	Amount Received from Trustee	Amount Remaining in Trust (a)	Interest Rate (b)
		(Thousands of Dollars)
June 26, 2008	June 1, 2038	$55,440	$56,169	$55,440	$—	1.8%
July 15, 2010	July 1, 2040	100,000	101,315	100,000	—	1.7%
October 7, 2010	October 1, 2040	50,000	50,658	43,741	6,546	1.7%
December 29, 2010	December 1, 2040	85,000	86,118	49,782	35,997	1.7%
August 29, 2011	August 1, 2041	75,000	75,986	75,000	—	1.8%
	Total	$365,440	$370,246	$323,963	$42,543

(a)	Amount remaining in trust includes accrued interest.

(b)	For the year ended December 31, 2017, our weighted-average interest rate on borrowings was 0.9%.

Receivables Financing Agreement
NuStar Energy and NuStar Finance LLC (NuStar Finance), a special purpose entity and wholly owned subsidiary of NuStar Logistics, are parties to a $125.0 million receivables financing agreement with third-party lenders (the Receivables Financing Agreement) and agreements with certain of NuStar Energy’s wholly owned subsidiaries (collectively with the Receivables Financing Agreement, the Securitization Program). Under the Securitization Program, certain of NuStar Energy’s wholly owned subsidiaries (collectively, the Originators), sell their accounts receivable to NuStar Finance on an ongoing basis, and NuStar Finance provides the newly acquired accounts receivable as collateral for its revolving borrowings under the Receivables Financing Agreement. NuStar Energy provides a performance guarantee in connection with the Securitization Program. The maximum amount available for borrowing by NuStar Finance under the Receivables Financing Agreement is $125.0 million, with an option for NuStar Finance to request an increase of up to $75.0 million from the lenders (for aggregate total borrowings not to exceed $200.0 million). The amount available for borrowing is based on the availability of eligible receivables and other customary factors and conditions. The Securitization Program contains various customary affirmative and negative covenants and default, indemnification and termination provisions, and the Receivables Financing Agreement provides for acceleration of amounts owed upon the occurrence of certain specified events. NuStar Finance’s sole activity consists of purchasing such receivables and providing them as collateral under the Securitization Program. NuStar Finance is a separate legal entity and the assets of NuStar Finance, including these accounts receivable, are not available to satisfy the claims of creditors of NuStar Energy, the Originators or their affiliates.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

On September 20, 2017, the Securitization Program was amended to add certain of NuStar Energy’s wholly owned subsidiaries resulting from the Navigator Acquisition and to extend the Securitization Program’s scheduled termination date from June 15, 2018 to September 20, 2020, with the option to renew for additional 364-day periods thereafter. Borrowings by NuStar Finance under the Receivables Financing Agreement bear interest at the applicable bank rate, as defined under the Receivables Financing Agreement. As of December 31, 2017 and 2016, accounts receivable totaling $92.6 million and $104.5 million, respectively, were included in the Securitization Program. The weighted average interest rate related to outstanding borrowings under the Securitization Program during the year ended December 31, 2017 was 2.0%.

Short-Term Lines of Credit
NuStar Logistics is party to two short-term line of credit agreements with an aggregate uncommitted borrowing capacity of up to $85.0 million, which allow us to better manage fluctuations in our daily cash requirements and minimize our excess cash balances. The interest rate and maturity vary and are determined at the time of borrowing. We had $35.0 million outstanding under these lines of credit as of December 31, 2017. Obligations under these short-term line of credit agreements are guaranteed by NuStar Energy. The weighted-average interest rate related to outstanding borrowings under our short-term lines of credit during the years ended December 31, 2017 and 2016, was 2.7% and 2.0%, respectively.

13. HEALTH, SAFETY AND ENVIRONMENTAL MATTERS

Our operations are subject to extensive international, federal, state and local environmental laws and regulations, in the U.S. and in the other countries in which we operate, including those relating to the discharge of materials into the environment, waste management, remediation, the characteristics and composition of fuels, climate change and greenhouse gases. Our operations are also subject to extensive health, safety and security laws and regulations, including those relating to worker and pipeline safety, pipeline and storage tank integrity and operations security. The principal environmental, health, safety and security risks associated with our operations relate to unauthorized emissions into the air, releases into soil, surface water or groundwater, personal injury and property damage. We have adopted policies, practices, systems and procedures to comply with the laws and regulations, mitigate these risks, limit the liability that could result from such events, prevent material environmental or other damage, ensure the safety of our employees and the public and secure our pipelines, terminals and operations. Compliance with environmental, health, safety and security laws, regulations and related permits increases our capital expenditures and operating expenses, and violation of these laws, regulations or permits could result in significant civil and criminal liabilities, injunctions or other penalties.
Most of our pipelines are subject to federal regulation by one or more of the following governmental agencies: the Federal Energy Regulatory Commission (the FERC), the Surface Transportation Board (the STB), the Department of Transportation (DOT), the Environmental Protection Agency (EPA) and the Department of Homeland Security. Additionally, the operations and integrity of the pipelines are subject to the respective state jurisdictions along the routes of the systems.
We have adopted policies, practices and procedures to address pollution control, pipeline integrity, operator qualifications, public relations and education, process safety management, risk management planning, hazard communication, emergency response planning, community right-to-know, occupational health and the handling, storage, use and disposal of hazardous materials. Our policies are designed to comply with applicable federal, state and local regulations and to prevent material environmental or other damage, to ensure the safety of our pipelines, our employees, the public and the environment and to limit the financial liability that could result from such events. Future governmental action and regulatory initiatives could necessitate changes to expected operating permits and procedures, additional remedial actions or increased capital expenditures and operating costs. Risks of additional costs and liabilities are inherent within the industry, and there can be no assurances that significant costs and liabilities will not be incurred in the future.
Environmental and safety exposures and liabilities are difficult to assess and estimate due to unknown factors such as the timing and extent of remediation, the determination of our liability in proportion to other parties, improvements in cleanup technologies and the extent to which environmental and safety laws and regulations may change in the future. Although environmental and safety costs may have a significant impact on the results of operations for any single period, we believe that such costs will not have a material adverse effect on our financial position.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The balance of and changes in the accruals for environmental matters were as follows:

	Year Ended December 31,
	2017	2016
	(Thousands of Dollars)
Balance as of the beginning of year	$5,120	$7,667
Additions to accrual	3,186	870
Payments	(2,675)	(3,302)
Foreign currency translation	52	(115)
Balance as of the end of year	$5,683	$5,120

Accruals for environmental matters are included in the consolidated balance sheets as follows:

	December 31,
	2017	2016
	(Thousands of Dollars)
Accrued liabilities	$3,054	$3,281
Other long-term liabilities	2,629	1,839
Accruals for environmental matters	$5,683	$5,120

14. COMMITMENTS AND CONTINGENCIES
Contingencies
We have contingent liabilities resulting from various litigation, claims and commitments. We record accruals for loss contingencies when losses are considered probable and can be reasonably estimated. Legal fees associated with defending the Partnership in legal matters are expensed as incurred. We accrued $7.3 million for contingent losses as of December 31, 2017, and had no accrual for contingent losses as of December 31, 2016. The amount that will ultimately be paid related to such matters may differ from the recorded accruals, and the timing of such payments is uncertain. In addition, due to the inherent uncertainty of litigation, there can be no assurance that the resolution of any particular claim or proceeding would not have a material adverse effect on our results of operations, financial position or liquidity.
Commitments
Lessee Commitments. Future minimum rental payments applicable to all noncancellable operating leases and purchase obligations as of December 31, 2017 are as follows:

	Payments Due by Period
	2018	2019	2020	2021	2022	There- after	Total
	(Thousands of Dollars)
Operating leases	$39,236	$34,203	$19,541	$13,324	$7,295	$68,386	$181,985
Purchase obligations	$6,963	$6,133	$4,686	$4,690	$4,480	$300	$27,252
Rental expense for all operating leases totaled $36.2 million, $37.0 million and $39.7 million for the years ended December 31, 2017, 2016 and 2015, respectively. Our operating leases consist primarily of the following:

•	a ten-year lease for tugs and barges utilized at our St. Eustatius facility for bunker fuel sales, with two five-year renewal options; and

•	land leases at various terminal facilities, with original terms ranging from 10 to 100 years.

Our purchase obligations primarily consist of an eleven-year chemical supply agreement related to our pipelines.

Lessor Revenues. We have entered into certain revenue arrangements where we are considered to be the lessor in accordance with GAAP. Under these arrangements we lease certain of our storage tanks in exchange for a fixed fee, subject to an annual consumer price index adjustment. The arrangements commenced on January 1, 2017, and have initial terms of ten years with successive ten-year automatic renewal terms. We recognized $39.1 million of lease revenues from these leases for the year ended December 31, 2017, which is included in “Service revenues” in the consolidated statements of income. Future minimum

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

revenues we expect to receive under these lease arrangements as of December 31, 2017 total $352.2 million, which we will recognize ratably over the following nine years. As of December 31, 2017, the cost and accumulated depreciation of leased storage assets totaled $229.8 million and $104.9 million, respectively.

15. FAIR VALUE MEASUREMENTS
We segregate the inputs used in measuring fair value into three levels: Level 1, defined as observable inputs such as quoted prices for identical assets or liabilities in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable, such as quoted prices for similar assets or liabilities in active markets or quoted prices for identical assets or liabilities in markets that are not active; and Level 3, defined as unobservable inputs for which little or no market data exists. We consider counterparty credit risk and our own credit risk in the determination of all estimated fair values.
Recurring Fair Value Measurements
The following assets and liabilities are measured at fair value on a recurring basis:

	December 31, 2017
	Level 1	Level 2	Level 3	Total
	(Thousands of Dollars)
Assets:
Other current assets:
Product imbalances	$3,890	$—	$—	$3,890
Liabilities:
Accrued liabilities:
Product imbalances	$(1,534)	$—	$—	$(1,534)
Commodity derivatives	(878)	—	—	(878)
Interest rate swaps	—	(5,394)	—	(5,394)
Other long-term liabilities:
Interest rate swaps	—	(4,594)	—	(4,594)
Total	$(2,412)	$(9,988)	$—	$(12,400)

	December 31, 2016
	Level 1	Level 2	Level 3	Total
	(Thousands of Dollars)
Assets:
Other current assets:
Product imbalances	$1,551	$—	$—	$1,551
Commodity derivatives	—	155	—	155
Other long-term assets, net:
Interest rate swaps	—	1,314	—	1,314
Total	$1,551	$1,469	$—	$3,020
Liabilities:
Accrued liabilities:
Product imbalances	$(1,577)	$—	$—	$(1,577)
Commodity derivatives	(4,887)	(165)	—	(5,052)
Other long-term liabilities:
Guarantee liability	—	—	(1,230)	(1,230)
Interest rate swaps	—	(2,632)	—	(2,632)
Total	$(6,464)	$(2,797)	$(1,230)	$(10,491)

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Product Imbalances. Since we value our assets and liabilities related to product imbalances using quoted market prices in active markets as of the reporting date, we include these product imbalances in Level 1 of the fair value hierarchy.
Commodity Derivatives. We base the fair value of certain of our commodity derivative instruments on quoted prices on an exchange; accordingly, we include these items in Level 1 of the fair value hierarchy. We also had derivative instruments for which we determined fair value using industry pricing services and other observable inputs, such as quoted prices on an exchange for similar derivative instruments, and we included these derivative instruments in Level 2 of the fair value hierarchy. See Note 16 for a discussion of our derivative instruments.
Interest Rate Swaps. Because we estimate the fair value of our forward-starting interest rate swaps using discounted cash flows, which use observable inputs such as time to maturity and market interest rates, we include these interest rate swaps in Level 2 of the fair value hierarchy.

Guarantees. We previously provided guarantees for commodity purchases, lease obligations and certain utilities for Axeon. As of December 31, 2016, we provided guarantees totaling $54.1 million, and one guarantee that did not specify a maximum amount. We estimated the fair value based on the guarantees outstanding and an estimate of the amount we would be obligated to pay under the guarantees at the time of default and considering the probability of default by Axeon. Our estimate of the fair value was based on significant inputs not observable in the market and thus fell within Level 3 of the fair value hierarchy. In conjunction with the termination of the Axeon Term Loan on February 22, 2017, our obligation to provide credit support to Axeon ceased. See Note 7 for additional information on the Axeon Term Loan.

Fair Value of Financial Instruments
We recognize cash equivalents, receivables, payables and debt in our consolidated balance sheets at their carrying amounts. The fair values of these financial instruments, except for long-term debt, approximate their carrying amounts. The estimated fair values and carrying amounts of the long-term debt, including the current portion, and the Axeon Term Loan were as follows:

	December 31, 2017	December 31, 2016
	Long-term Debt	Long-term Debt	Axeon Term Loan
	(Thousands of Dollars)
Fair value	$3,677,622	$3,084,762	$110,000
Carrying amount	$3,613,059	$3,014,364	$110,000

We estimated the fair value of our publicly traded senior notes based upon quoted prices in active markets; therefore, we determined that the fair value of our publicly traded senior notes falls in Level 1 of the fair value hierarchy. For our other debt, for which a quoted market price is not available, we estimated the fair value using a discounted cash flow analysis using current incremental borrowing rates for similar types of borrowing arrangements and determined that the fair value falls in Level 2 of the fair value hierarchy. We determined that the fair value of the Axeon Term Loan approximated its carrying value as of December 31, 2016, which is included in “Other current assets” on the consolidated balance sheet. See Note 7 for additional information on the Axeon Term Loan.

16. DERIVATIVES AND RISK MANAGEMENT ACTIVITIES
We utilize various derivative instruments to manage our exposure to interest rate risk and commodity price risk. Our risk management policies and procedures are designed to monitor interest rates, futures and swap positions and over-the-counter positions, as well as physical volumes, grades, locations and delivery schedules, to help ensure that our hedging activities address our market risks.

Interest Rate Risk
We are a party to certain interest rate swap agreements to manage our exposure to changes in interest rates, which include forward-starting interest rate swap agreements related to forecasted debt issuances in 2018 and 2020. We entered into these swaps during the year ended December 31, 2015, in order to hedge the risk of changes in the interest payments attributable to changes in the benchmark interest rate during the period from the effective date of the swap to the issuance of the forecasted debt. Under the terms of the swaps, we pay a fixed rate and receive a rate based on the three-month USD LIBOR. These swaps qualify as cash flow hedges, and we designate them as such. We record the effective portion of mark-to-market adjustments as a component of AOCI, and the amount in AOCI will be recognized in “Interest expense, net” as the forecasted interest payments occur or if the interest payments are probable not to occur. As of December 31, 2017 and 2016, the aggregate notional amount of forward-starting interest rate swaps totaled $600.0 million.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The remaining fair value amount associated with unwound fixed-to-floating interest rate swap agreements totaled a $15.6 million and a $21.1 million gain as of December 31, 2017 and 2016, respectively, and is included in “Long-term debt” on the consolidated balance sheets. The remaining fair value amount associated with unwound forward-starting interest rate swap agreements totaled a $14.3 million and a $20.9 million loss as of December 31, 2017 and 2016, respectively, and is included in AOCI on the consolidated balance sheets. These amounts are amortized ratably over the remaining life of the related debt instrument into “Interest expense, net” on the consolidated statements of income.

Commodity Price Risk
We are exposed to market risks related to the volatility of petroleum product prices. In order to reduce the risk of commodity price fluctuations with respect to our petroleum product inventories and related firm commitments to purchase and/or sell such inventories, we utilize commodity futures and swap contracts, which qualify and we designate as fair value hedges. Derivatives that are intended to hedge our commodity price risk, but fail to qualify as fair value or cash flow hedges, are considered economic hedges, and we record associated gains and losses in net income. Our risk management committee oversees our trading controls and procedures and certain aspects of commodity and trading risk management. Our risk management committee also reviews all new commodity and trading risk management strategies in accordance with our risk management policy, as approved by our board of directors. We ceased marketing crude oil in the second quarter of 2017 and exited our heavy fuels trading operations in the third quarter of 2017, thereby reducing our overall hedging activity.
The volume of commodity contracts is based on open derivative positions and represents the combined volume of our long and short open positions on an absolute basis, which totaled 1.2 million barrels and 4.7 million barrels as of December 31, 2017 and 2016, respectively. We had $0.3 million and $1.8 million of margin deposits as of December 31, 2017 and December 31, 2016, respectively.
The fair values of our derivative instruments included in our consolidated balance sheets were as follows:

		Asset Derivatives		Liability Derivatives
	Balance Sheet Location	December 31,
		2017	2016	2017	2016
		(Thousands of Dollars)
Derivatives Designated as Hedging Instruments:
Interest rate swaps	Other long-term assets, net	$—	$1,314	$—	$—
Commodity contracts	Accrued liabilities	—	144	(112)	(3,566)
Interest rate swaps	Accrued liabilities	—	—	(5,394)	—
Interest rate swaps	Other long-term liabilities	—	—	(4,594)	(2,632)
Total		—	1,458	(10,100)	(6,198)

Derivatives Not Designated as Hedging Instruments:
Commodity contracts	Other current assets	—	265	—	(110)
Commodity contracts	Accrued liabilities	742	9,128	(1,508)	(10,758)
Total		742	9,393	(1,508)	(10,868)

Total Derivatives		$742	$10,851	$(11,608)	$(17,066)

Certain of our derivative instruments are eligible for offset in the consolidated balance sheets and subject to master netting arrangements. Under our master netting arrangements, there is a legally enforceable right to offset amounts, and we intend to settle such amounts on a net basis. The following are the net amounts presented on the consolidated balance sheets:

	December 31,
Commodity Contracts	2017	2016
	(Thousands of Dollars)
Net amounts of assets presented in the consolidated balance sheets	$—	$155
Net amounts of liabilities presented in the consolidated balance sheets	$(878)	$(5,052)

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

We recognize the impact of our commodity contracts on earnings in “Cost of product sales” on the consolidated income statements, and that impact was as follows:

	Year Ended December 31,
	2017	2016	2015
	(Thousands of Dollars)
Derivatives Designated as Fair Value Hedging Instruments:
Gain (loss) recognized in income on derivative	$806	$(11,254)	$21,589
(Loss) gain recognized in income on hedged item	(656)	15,295	(18,047)
Gain recognized in income for ineffective portion	$150	$4,041	$3,542

Derivatives Not Designated as Hedging Instruments:
(Loss) gain recognized in income on derivative	$(668)	$225	$2,208

Our interest rate swaps had the following impact on earnings:

	Year Ended December 31,
	2017	2016	2015
	(Thousands of Dollars)
Derivatives Designated as Cash Flow Hedging Instruments:
(Loss) gain recognized in other comprehensive (loss) income on derivative (effective portion)	$(8,670)	$(2,621)	$1,303
Loss reclassified from AOCI into interest expense, net (effective portion)	(6,624)	(8,331)	(9,802)

As of December 31, 2017, we expect to reclassify a loss of $5.1 million to “Interest expense, net” within the next twelve months associated with unwound forward-starting interest rate swaps.

17. RELATED PARTY TRANSACTIONS

Please refer to Note 28 for a discussion of the merger of a subsidiary of ours with and into NuStar GP Holdings, pursuant to which we will become the sole member of NuStar GP Holdings.

GP Services Agreement. Prior to the Employee Transfer discussed in Note 1, our operations were managed by NuStar GP, LLC under a services agreement effective January 1, 2008 pursuant to which employees of NuStar GP, LLC performed services for our U.S. operations. Employees of NuStar GP, LLC provided services to us and NuStar GP Holdings; therefore, we reimbursed NuStar GP, LLC for all employee costs incurred prior to the Employee Transfer, other than the expenses allocated to NuStar GP Holdings. The following table summarizes information pertaining to our related party transactions prior to the Employee Transfer:

	Year Ended December 31,
	2016	2015
	(Thousands of Dollars)
Operating expenses	$21,681	$135,565
General and administrative expenses	$10,493	$66,769
Expenses included in discontinued operations, net of tax	$—	$2

In conjunction with the Employee Transfer, we entered into an Amended and Restated Services Agreement with NuStar GP, LLC, effective March 1, 2016 (the Amended GP Services Agreement). The Amended GP Services Agreement provides that we will furnish administrative services necessary to conduct the business of NuStar GP Holdings. NuStar GP Holdings will compensate us for these services through an annual fee of $1.0 million, subject to adjustment based on the annual merit increase percentage applicable to our employees for the most recently completed fiscal year and for changes in level of service. The Amended GP Services Agreement will terminate on March 1, 2020 and will automatically renew for successive two-year terms, unless terminated by either party.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Assignment and Assumption Agreement. Also on March 1, 2016 and in connection with the Employee Transfer, we entered into an Assignment and Assumption Agreement with NuStar GP, LLC (the Assignment Agreement). Under the Assignment Agreement, NuStar GP, LLC assigned all of its employee benefit plans, programs, contracts, policies, and various of its other agreements and contracts with certain employees, affiliates and third-party service providers (collectively, the Assigned Programs) to NuStar Services Co. In addition, NuStar Services Co agreed to assume the sponsorship of and all obligations relating to the ongoing maintenance and administration of each of the plans and agreements in the Assigned Programs. Certain of our officers are also officers of NuStar GP Holdings and are considered dual employees of ours and NuStar GP Holdings.

The following table summarizes the related party transactions and changes to amounts reported on our consolidated balance sheet as a result of the Employee Transfer on March 1, 2016 (thousands of dollars):

Decrease in related party payable:
Current	$16,014
Long-term	32,656
Decrease in related party payable	$48,670

Changes to our consolidated balance sheet:
Current and long-term assets	$2,154
Current liabilities	5,609
Other long-term liabilities	34,042
Limited partners’ equity	2,664
Accumulated other comprehensive loss	4,201
Changes to our consolidated balance sheet	$48,670

Non-Compete Agreement. On July 19, 2006, we entered into a non-compete agreement with NuStar GP Holdings, Riverwalk Logistics, L.P. and NuStar GP, LLC (the Non-Compete Agreement). The Non-Compete Agreement became effective on December 22, 2006 when NuStar GP Holdings ceased to be subject to the Amended and Restated Omnibus Agreement, dated March 31, 2006. Under the Non-Compete Agreement, we will have a right of first refusal with respect to the potential acquisition of assets that relate to the transportation, storage or terminalling of crude oil, feedstocks or refined petroleum products (including petrochemicals) in the United States and internationally. NuStar GP Holdings will have a right of first refusal with respect to the potential acquisition of general partner and other equity interests in publicly traded partnerships under common ownership with the general partner interest. With respect to any other business opportunities, neither the Partnership nor NuStar GP Holdings are prohibited from engaging in any business, even if the Partnership and NuStar GP Holdings would have a conflict of interest with respect to such other business opportunity.

18. OTHER (EXPENSE) INCOME
Other (expense) income consisted of the following:

	Year Ended December 31,
	2017	2016	2015
	(Thousands of Dollars)
(Loss) gain from sale or disposition of assets	$(4,984)	$(64)	$1,617
Impairment loss on Axeon Term Loan	—	(58,655)	—
Gain associated with Linden Acquisition	—	—	56,277
Foreign exchange (losses) gains	(344)	(660)	3,891
Other, net	34	596	37
Other (expense) income, net	$(5,294)	$(58,783)	$61,822

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

19. PARTNERS’ EQUITY

Please refer to Note 28 for a discussion of the merger of a subsidiary of ours with and into NuStar GP Holdings, pursuant to which we will become the sole member of NuStar GP Holdings.

Amendment of Partnership Agreement
In the second quarter of 2017, our general partner amended and restated our partnership agreement in connection with the issuance of the Series B Preferred Units as described below and the Navigator Acquisition to waive up to an aggregate $22.0 million of the quarterly incentive distributions to our general partner for any NS common units issued from the date of the Acquisition Agreement (other than those attributable to NS common units issued under any equity compensation plan) for ten consecutive quarters, starting with the distributions for the second quarter of 2017. The partnership agreement was amended and restated again in connection with the issuance of our Series C Preferred Units described below.

Issuance of Common Units
On April 18, 2017, we issued 14,375,000 common units representing limited partner interests at a price of $46.35 per unit. We used the net proceeds from this offering of $657.5 million, including a contribution of $13.6 million from our general partner to maintain its 2% general partner interest, to fund a portion of the purchase price for the Navigator Acquisition.

During the year ended December 31, 2016, we issued 595,050 common units representing limited partner interests at an average price of $47.39 per unit for proceeds of $28.3 million, net of $0.5 million of issuance costs. We used these proceeds, which include a contribution of $0.6 million from our general partner to maintain its 2% general partner interest, for general partnership purposes, including repayments of outstanding borrowings under the Revolving Credit Agreement.

For the years ended December 31, 2017 and 2016, we issued 185,455 and 135,100 common units, respectively, representing limited partner interests in connection with the vestings of awards issued under our long-term incentive plan.

Preferred Units
The following is a summary of our fixed-to-floating rate cumulative redeemable perpetual preferred units issued and outstanding as of December 31, 2017:

Units	Original Issuance Date	Number of Units Issued and Outstanding	Price per Unit	Net Proceeds (in millions)	Fixed Distribution Rate per Annum (as a Percentage of the $25.00 Liquidation Preference per Unit)	Fixed Distribution Rate per Unit per Annum	Optional Redemption Date/Date at Which Distribution Rate Becomes Floating	Floating Annual Rate (as a Percentage of the $25.00 Liquidation Preference per Unit)
Series A Preferred Units	November 25, 2016	9,060,000	$25.00	$218.4	8.50%	$2.125	December 15, 2021	Three-month LIBOR plus 6.766%
Series B Preferred Units	April 28, 2017	15,400,000	$25.00	$371.8	7.625%	$1.90625	June 15, 2022	Three-month LIBOR plus 5.643%
Series C Preferred Units	November 30, 2017	6,900,000	$25.00	$166.7	9.00%	$2.25	December 15, 2022	Three-month LIBOR plus 6.88%

Distributions on the Series A, Series B and Series C Preferred Units (collectively, the Preferred Units) are payable out of any legally available funds, accrue and are cumulative from the original issuance dates, and are payable on the 15th day (or the next business day) of each of March, June, September and December of each year to holders of record on the first business day of each payment month. The Preferred Units rank equal to each other and senior to all of our other classes of equity securities with respect to distribution rights and rights upon liquidation.

We may redeem any of our outstanding Preferred Units at any time on or after the optional redemption date set forth above for each series of Preferred Units, in whole or in part, at a redemption price of $25.00 per unit plus an amount equal to all accumulated and unpaid distributions to, but not including, the date of redemption, whether or not declared. We may also redeem the Preferred Units upon the occurrence of certain rating events or a change of control as defined in our partnership agreement. In the case of the latter instance, if we choose not to redeem the Preferred Units, the preferred unitholders may have the ability to convert their Preferred Units to common units at the then applicable conversion rate. Holders of the Preferred Units have no voting rights except for certain exceptions set forth in our partnership agreement.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The following table summarizes financial information related to our preferred units:

	Preferred Limited Partners
	Series A	Series B	Series C	Total
Balance as of January 1, 2016	$—	$—	$—	$—
Issuance of units	218,400	—	—	218,400
Net income	1,925	—	—	1,925
Distributions to partners	(1,925)	—	—	(1,925)
Balance as of December 31, 2016	218,400	—	—	218,400
Issuance of units	—	371,823	166,737	538,560
Net income	19,253	19,815	1,380	40,448
Distributions to partners	(19,253)	(19,815)	(1,380)	(40,448)
Other	(93)	(189)	(75)	(357)
Balance as of December 31, 2017	$218,307	$371,634	$166,662	$756,603

Net Income Applicable to the General Partner
The following table details the calculation of net income applicable to the general partner:

	Year Ended December 31,
	2017	2016	2015
	(Thousands of Dollars)
Net income attributable to NuStar Energy L.P.	$147,964	$150,003	$306,720
Less preferred limited partner interest	40,448	1,925	—
Less general partner incentive distribution	45,669	43,407	43,220
Net income after general partner incentive distribution and preferred limited partner interest	61,847	104,671	263,500
General partner interest allocation	2%	2%	2%
General partner interest allocation of net income	1,237	2,091	5,270
General partner incentive distribution	45,669	43,407	43,220
Net income applicable to general partner	$46,906	$45,498	$48,490

Cash Distributions
General Partner and Common Limited Partners. We make quarterly distributions to common unitholders and the general partner of 100% of our available cash, generally defined as cash receipts less cash disbursements (including distributions to the Preferred Units) and cash reserves established by the general partner, in its sole discretion. These quarterly distributions are declared and paid within 45 days subsequent to each quarter-end. The common unitholders receive a distribution each quarter as determined by the board of directors, subject to limitation by the distributions in arrears, if any, to the Preferred Units. Our available cash is distributed based on the percentages shown below:

	Percentage of Distribution
Quarterly Distribution Amount per Common Unit	Common Unitholders	General Partner Including Incentive Distributions
Up to $0.60	98%	2%
Above $0.60 up to $0.66	90%	10%
Above $0.66	75%	25%

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The following table reflects the allocation of total cash distributions to the general partner and common limited partners applicable to the period in which the distributions were earned:

	Year Ended December 31,
	2017	2016	2015
	(Thousands of Dollars, Except Per Unit Data)
General partner interest	$9,252	$7,877	$7,844
General partner incentive distribution	45,669	43,407	43,220
Total general partner distribution	54,921	51,284	51,064
Common limited partners’ distribution	407,681	342,598	341,140
Total cash distributions	$462,602	$393,882	$392,204

Cash distributions per unit applicable to common limited partners	$4.38	$4.38	$4.38
The following table summarizes information related to our quarterly cash distributions to our general partner and common limited partners:

Quarter Ended	Cash Distributions Per Unit	Total Cash Distributions	Record Date	Payment Date
		(Thousands of Dollars)
December 31, 2017 (a)	$1.095	$115,267	February 8, 2018	February 13, 2018
September 30, 2017	$1.095	$115,084	November 9, 2017	November 14, 2017
June 30, 2017	$1.095	$115,083	August 7, 2017	August 11, 2017
March 31, 2017	$1.095	$117,168	May 8, 2017	May 12, 2017

(a)	The distribution was announced on January 29, 2018.

Preferred Units. The following table summarizes information related to our quarterly cash distributions on our Preferred Units:

Period	Cash Distributions Per Unit	Total Cash Distributions	Record Date	Payment Date
		(Thousands of Dollars)
Series A Preferred Units:
December 15, 2017 - March 14, 2018 (a)	$0.53125	$4,813	March 1, 2018	March 15, 2018
September 15, 2017 - December 14, 2017	$0.53125	$4,813	December 1, 2017	December 15, 2017
June 15, 2017 - September 14, 2017	$0.53125	$4,813	September 1, 2017	September 15, 2017
March 15, 2017 - June 14, 2017	$0.53125	$4,813	June 1, 2017	June 15, 2017
November 25, 2016 - March 14, 2017	$0.64930556	$5,883	March 1, 2017	March 15, 2017

Series B Preferred Units:
December 15, 2017 - March 14, 2018 (a)	$0.47657	$7,339	March 1, 2018	March 15, 2018
September 15, 2017 - December 14, 2017	$0.47657	$7,339	December 1, 2017	December 15, 2017
April 28, 2017 - September 14, 2017	$0.725434028	$11,172	September 1, 2017	September 15, 2017

Series C Preferred Units:
November 30, 2017 - March 14, 2018 (a)	$0.65625	$4,528	March 1, 2018	March 15, 2018

(a)	The distribution was announced on January 29, 2018.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Accumulated Other Comprehensive Income (Loss)
The balance of and changes in the components included in “Accumulated other comprehensive income (loss)” were as follows:

	Foreign Currency Translation	Cash Flow Hedges	Pension and Other Postretirement Benefits	Total
	(Thousands of Dollars)
Balance as of January 1, 2015	$(28,839)	$(39,073)	$—	$(67,912)
Other comprehensive (loss) income before reclassification adjustments	(31,987)	1,303	—	(30,684)
Net loss on cash flow hedges reclassified into interest expense, net	—	9,802	—	9,802
Other comprehensive (loss) income	(31,987)	11,105	—	(20,882)
Balance as of December 31, 2015	(60,826)	(27,968)	—	(88,794)
Employee Transfer	—	—	4,201	4,201
Deferred income tax adjustments	—	—	2,414	2,414
Other comprehensive loss before reclassification adjustments	(8,243)	(2,621)	(7,852)	(18,716)
Net gain on pension costs reclassified into operating expense	—	—	(1,200)	(1,200)
Net gain on pension costs reclassified into general and administrative expense	—	—	(413)	(413)
Net loss on cash flow hedges reclassified into interest expense, net	—	8,331	—	8,331
Other comprehensive (loss) income	(8,243)	5,710	(2,850)	(5,383)
Balance as of December 31, 2016	(69,069)	(22,258)	(2,850)	(94,177)
Other comprehensive income (loss) before reclassification adjustments	17,466	(8,670)	(4,641)	4,155
Net gain on pension costs reclassified into operating expense	—	—	(1,143)	(1,143)
Net gain on pension costs reclassified into general and administrative expense	—	—	(386)	(386)
Net loss on cash flow hedges reclassified into interest expense, net	—	6,624	—	6,624
Other comprehensive income (loss)	17,466	(2,046)	(6,170)	9,250
Balance as of December 31, 2017	$(51,603)	$(24,304)	$(9,020)	$(84,927)

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

20. NET INCOME PER COMMON UNIT
The following table details the calculation of net income per common unit:

	Year Ended December 31,
	2017	2016	2015
	(Thousands of Dollars, Except Per Unit Data)
Net income attributable to NuStar Energy L.P.	$147,964	$150,003	$306,720
Less: Distributions to general partner (including incentive distribution rights)	54,921	51,284	51,064
Less: Distributions to common limited partners	407,681	342,598	341,140
Less: Distributions to preferred limited partners	40,448	1,925	—
Less: Distribution equivalent rights to restricted units	2,965	2,697	—
Distributions in excess of earnings	$(358,051)	$(248,501)	$(85,484)

Net income attributable to common units:
Distributions to common limited partners	$407,681	$342,598	$341,140
Allocation of distributions in excess of earnings	(350,890)	(243,530)	(83,774)
Total	$56,791	$99,068	$257,366

Basic weighted-average common units outstanding	88,825,964	78,080,484	77,886,078

Diluted common units outstanding:
Basic weighted-average common units outstanding	88,825,964	78,080,484	77,886,078
Effect of dilutive potential common units	—	32,518	—
Diluted weighted-average common units outstanding	88,825,964	78,113,002	77,886,078

Basic and diluted net income per common unit	$0.64	$1.27	$3.30

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

21. STATEMENTS OF CASH FLOWS
Changes in current assets and current liabilities were as follows:

	Year Ended December 31,
	2017	2016	2015
	(Thousands of Dollars)
Decrease (increase) in current assets:
Accounts receivable	$(865)	$(23,234)	$67,257
Receivable from related parties	112	(317)	—
Inventories	11,936	940	16,776
Other current assets	3,393	8,128	4,414
Increase (decrease) in current liabilities:
Accounts payable	(30,409)	14,071	(32,152)
Payable to related party, net	—	894	(872)
Accrued interest payable	6,489	(256)	941
Accrued liabilities	(11,157)	161	(7,834)
Taxes other than income tax	(3,529)	2,690	(1,522)
Income tax payable	(2,463)	639	3,551
Changes in current assets and current liabilities	$(26,493)	$3,716	$50,559
The above changes in current assets and current liabilities differ from changes between amounts reflected in the applicable consolidated balance sheets due to:

•	current assets and current liabilities acquired and disposed of during the period;

•	the change in the amount accrued for capital expenditures;

•	the effect of foreign currency translation;

•	reclassification of the Axeon Term Loan to other current assets from other long-term assets, net;

•	changes in the fair values of our interest rate swap agreements;

•	reclassification of our 7.65% senior notes due April 15, 2018 from long-term debt to current portion of long-term debt; and

•	non-cash related party transactions associated with the Employee Transfer (see Note 17 for further information).
Cash flows related to interest and income taxes were as follows:

	Year Ended December 31,
	2017	2016	2015
	(Thousands of Dollars)
Cash paid for interest, net of amount capitalized	$158,089	$142,663	$133,388
Cash paid for income taxes, net of tax refunds received	$11,338	$11,847	$9,971

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

22. EMPLOYEE BENEFIT PLANS

Employee Transfer
On March 1, 2016, and in conjunction with the Employee Transfer, we assumed $22.5 million and $10.2 million in benefit obligations associated with the pension plans and other postretirement benefit plans, respectively. Prior to the Employee Transfer, we reimbursed all costs incurred by NuStar GP, LLC related to these employee benefit plans at cost. For comparability purposes this footnote presents information related to these benefit plans on a combined basis for periods prior to the Employee Transfer and after the Employee Transfer, including changes in the benefit obligation and fair value of plan assets, components of net periodic benefit cost (income), and adjustments to other comprehensive income (loss). Consequently, certain amounts presented below will differ from amounts reflected in our consolidated financial statements. See Note 17 for additional discussion on the Employee Transfer.

Thrift Plans
The NuStar Thrift Plan (the Thrift Plan) is a qualified defined contribution plan that became effective June 26, 2006. Participation in the Thrift Plan is voluntary and open to substantially all our domestic employees upon their dates of hire. Thrift Plan participants can contribute from 1% up to 30% of their total annual compensation to the Thrift Plan in the form of pre-tax and/or after tax employee contributions. We make matching contributions in an amount equal to 100% of each participant’s employee contributions up to a maximum of 6% of the participant’s total annual compensation. The matching contributions to the Thrift Plan for the years ended December 31, 2017, 2016 and 2015 totaled $6.9 million, $6.6 million and $6.3 million, respectively.

The NuStar Excess Thrift Plan (the Excess Thrift Plan) is a nonqualified deferred compensation plan that became effective July 1, 2006. The Excess Thrift Plan provides benefits to those employees whose compensation and/or annual contributions under the Thrift Plan are subject to the limitations applicable to qualified retirement plans under the Code.

We also maintain several other defined contribution plans for certain international employees located in Canada, the Netherlands and the United Kingdom. For the years ended December 31, 2017, 2016 and 2015, our costs for these plans totaled $2.5 million, $2.4 million and $2.6 million, respectively.

Pension and Other Postretirement Benefits
The NuStar Pension Plan (the Pension Plan) is a qualified non-contributory defined benefit pension plan that provides eligible U.S. employees with retirement income as calculated under a cash balance formula. Under the cash balance formula, benefits are determined based on age, service and interest credits, and employees become fully vested in their benefits upon attaining three years of vesting service. Prior to January 1, 2014, eligible employees were covered under either a cash balance formula or a final average pay formula (FAP). Effective January 1, 2014, the Pension Plan was amended to freeze the FAP benefits as of December 31, 2013, and going forward, all eligible employees are covered under the cash balance formula discussed above.
We also maintain an excess pension plan (the Excess Pension Plan), which is a nonqualified deferred compensation plan that provides benefits to a select group of management or other highly compensated employees. Neither the Excess Thrift Plan nor the Excess Pension Plan is intended to constitute either a qualified plan under the provisions of Section 401 of the Code or a funded plan subject to the Employee Retirement Income Security Act.

The Pension Plan and Excess Pension Plan are collectively referred to as the Pension Plans in the tables and discussion below. Our other postretirement benefit plans include a contributory medical benefits plan for U.S. employees that retired prior to April 1, 2014 and for employees that retire on or after April 1, 2014, a partial reimbursement for eligible third-party health care premiums. We use December 31 as the measurement date for our pension and other postretirement plans.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The changes in the benefit obligation, the changes in fair value of plan assets, the funded status and the amounts recognized in the consolidated balance sheets for our Pension Plans and other postretirement benefit plans as of and for the years ended December 31, 2017 and 2016 were as follows:

	Pension Plans		Other Postretirement Benefit Plans
	2017	2016	2017	2016
	(Thousands of Dollars)
Change in benefit obligation:
Benefit obligation, January 1	$127,402	$109,202	$11,061	$10,042
Service cost	8,955	7,703	456	419
Interest cost	4,507	4,023	430	401
Benefits paid	(5,941)	(2,554)	(342)	(422)
Participant contributions	—	—	215	253
Actuarial loss	14,894	9,028	590	368
Benefit obligation, December 31	$149,817	$127,402	$12,410	$11,061
Change in plan assets:
Plan assets at fair value, January 1	$107,644	$87,706	$—	$—
Actual return on plan assets	17,070	6,891	—	—
Employer contributions	11,105	15,601	127	169
Benefits paid	(5,941)	(2,554)	(342)	(422)
Participant contributions	—	—	215	253
Plan assets at fair value, December 31	$129,878	$107,644	$—	$—
Reconciliation of funded status:
Fair value of plan assets at December 31	$129,878	$107,644	$—	$—
Less: Benefit obligation at December 31	149,817	127,402	12,410	11,061
Funded status at December 31	$(19,939)	$(19,758)	$(12,410)	$(11,061)
Amounts recognized in the consolidated balance sheets (a):
Accrued liabilities	$(210)	$(162)	$(376)	$(321)
Other long-term liabilities	(19,729)	(19,596)	(12,034)	(10,740)
Net pension liability	$(19,939)	$(19,758)	$(12,410)	$(11,061)

(a)
For the Pension Plan, since assets exceed the present value of expected benefit payments for the next 12 months, all of the liability is noncurrent. For the Excess Pension Plan and the other postretirement benefit plans, since there are no assets, the current liability is the present value of expected benefit payments for the next 12 months; the remainder is noncurrent.

The accumulated benefit obligation is the present value of benefits earned to date, assuming no future salary increases. The aggregate accumulated benefit obligation for our Pension Plans as of December 31, 2017 and 2016 was $146.3 million and $125.0 million, respectively. As of December 31, 2017 and 2016, the aggregate accumulated benefit obligation for the Pension Plans exceeded plan assets.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The components of net periodic benefit cost (income) related to our Pension Plans and other postretirement benefit plans were as follows:

	Pension Plans			Other Postretirement Benefit Plans
	Year Ended December 31,			Year Ended December 31,
	2017	2016	2015	2017	2016	2015
	(Thousands of Dollars)
Service cost	$8,955	$7,703	$7,676	$456	$419	$470
Interest cost	4,507	4,023	4,389	430	401	448
Expected return on plan assets	(6,411)	(5,407)	(5,018)	—	—	—
Amortization of prior service credit	(2,059)	(2,063)	(2,063)	(1,145)	(1,145)	(1,145)
Amortization of net actuarial loss	1,484	1,091	1,845	191	181	269
Net periodic benefit cost (income)	$6,476	$5,347	$6,829	$(68)	$(144)	$42

We amortize prior service costs and credits on a straight-line basis over the average remaining service period of employees expected to receive benefits under our Pension Plans and other postretirement benefit plans (“Amortization of prior service credit” in table above). We amortize the actuarial gains and losses that exceed 10 percent of the greater of the projected benefit obligation or market-related value of plan assets (smoothed asset value) over the average remaining service period of active employees expected to receive benefits under our Pension Plans and other postretirement benefit plans (“Amortization of net actuarial loss” in table above).

Adjustments to other comprehensive (loss) income related to our Pension Plans and other postretirement benefit plans were as follows:

	Pension Plans			Other Postretirement Benefit Plans
	Year Ended December 31,			Year Ended December 31,
	2017	2016	2015	2017	2016	2015
	(Thousands of Dollars)
Net unrecognized (loss) gain arising during the year:
Net actuarial (loss) gain	$(4,235)	$(7,544)	$1,000	$(590)	$(368)	$1,056
Net (gain) loss reclassified into income:
Amortization of prior service credit	(2,059)	(2,063)	(2,063)	(1,145)	(1,145)	(1,145)
Amortization of net actuarial loss	1,484	1,091	1,845	191	181	269
Net gain reclassified into income	(575)	(972)	(218)	(954)	(964)	(876)

Income tax benefit (expense)	162	57	(362)	22	3	(382)
Total changes to other comprehensive (loss) income	$(4,648)	$(8,459)	$420	$(1,522)	$(1,329)	$(202)

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The amounts recorded as a component of “Accumulated other comprehensive loss” on the consolidated balance sheets related to our Pension Plans and other postretirement benefit plans were as follows:

	Pension Plans		Other Postretirement Benefit Plans
	December 31,		December 31,
	2017	2016	2017	2016
	(Thousands of Dollars)
Unrecognized actuarial loss	$(31,178)	$(28,427)	$(4,154)	$(3,755)
Prior service credit	16,604	18,663	9,464	10,609
Deferred tax asset	219	57	25	3
Accumulated other comprehensive (loss) income, net of tax	$(14,355)	$(9,707)	$5,335	$6,857

The following pre-tax amounts in accumulated other comprehensive loss as of December 31, 2017 are expected to be recognized as components of net periodic benefit cost (income) in 2018:

	Pension Plans	Other Postretirement Benefit Plans
	(Thousands of Dollars)
Actuarial loss	$2,174	$214
Prior service credit	$(2,057)	$(1,145)

Investment Policies and Strategies
The investment policies and strategies for the assets of our qualified Pension Plan incorporate a well-diversified approach that is expected to earn long-term returns from capital appreciation and a growing stream of current income. This approach recognizes that assets are exposed to risk, and the market value of the Pension Plan’s assets may fluctuate from year to year. Risk tolerance is determined based on our financial ability to withstand risk within the investment program and the willingness to accept return volatility. In line with the investment return objective and risk parameters, the Pension Plan’s mix of assets includes a diversified portfolio of equity and fixed-income instruments. The aggregate asset allocation is reviewed on an annual basis. As of December 31, 2017, the target allocations for plan assets are 65% equity securities and 35% fixed income investments, with certain fluctuations permitted.

The overall expected long-term rate of return on plan assets for the Pension Plan is estimated using various models of asset returns. Model assumptions are derived using historical data with the assumption that capital markets are informationally efficient. Three models are used to derive the long-term expected returns for each asset class. Since each method has distinct advantages and disadvantages and differing results, an equal weighted average of the methods’ results is used.

Fair Value of Plan Assets
We disclose the fair value for each major class of plan assets in the Pension Plan into three levels: Level 1, defined as observable inputs such as quoted prices for identical assets or liabilities in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable, such as quoted prices for similar assets or liabilities in active markets or quoted prices for identical assets or liabilities in markets that are not active; and Level 3, defined as unobservable inputs for which little or no market data exists.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The major classes of plan assets measured at fair value for the Pension Plan were as follows:

	December 31, 2017
	Level 1	Level 2	Level 3	Total
	(Thousands of Dollars)
Cash equivalent securities	$381	$—	$—	$381
Equity securities:
U.S. large cap equity fund (a)	—	75,353	—	75,353
International stock index fund (b)	14,480	—	—	14,480
Fixed income securities:
Bond market index fund (c)	39,664	—	—	39,664
Total	$54,525	$75,353	$—	$129,878

	December 31, 2016
	Level 1	Level 2	Level 3	Total
	(Thousands of Dollars)
Cash equivalent securities	$738	$—	$—	$738
Equity securities:
U.S. large cap equity fund (a)	—	64,813	—	64,813
International stock index fund (b)	10,459	—	—	10,459
Fixed income securities:
Bond market index fund (c)	31,634	—	—	31,634
Total	$42,831	$64,813	$—	$107,644

(a)
This fund is a low-cost equity index fund not actively managed that tracks the S&P 500. Fair values were estimated using pricing models, quoted prices of securities with similar characteristics or discounted cash flows.

(b)	This fund tracks the performance of the Total International Composite Index.

(c)	This fund tracks the performance of the Barclays Capital U.S. Aggregate Bond Index.

Contributions to the Pension Plans
For the year ended December 31, 2017, we contributed $11.1 million and $0.1 million to the Pension Plans and other postretirement benefit plans, respectively. During 2018, we expect to contribute approximately $11.2 million and $0.4 million to the Pension Plans and other postretirement benefit plans, respectively, which principally represents contributions either required by regulations or laws, or with respect to unfunded plans, necessary to fund current benefits.

Estimated Future Benefit Payments
The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid for the years ending December 31:

	Pension Plans	Other Postretirement Benefit Plans
	(Thousands of Dollars)
2018	$8,823	$376
2019	$9,699	$416
2020	$10,432	$434
2021	$11,050	$464
2022	$11,650	$497
Years 2023-2027	$64,799	$3,090

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Assumptions
The weighted-average assumptions used to determine the benefit obligations were as follows:

	Pension Plans		Other Postretirement Benefit Plans
	December 31,		December 31,
	2017	2016	2017	2016
Discount rate	3.72%	4.33%	3.82%	4.49%
Rate of compensation increase	3.51%	3.51%	n/a	n/a

The weighted-average assumptions used to determine the net periodic benefit cost (income) were as follows:

	Pension Plans			Other Postretirement Benefit Plans
	Year Ended December 31,			Year Ended December 31,
	2017	2016	2015	2017	2016	2015
Discount rate	4.33%	4.61%	4.22%	4.49%	4.75%	4.34%
Expected long-term rate of return on plan assets	6.00%	6.25%	6.50%	n/a	n/a	n/a
Rate of compensation increase	3.51%	3.51%	3.51%	n/a	n/a	n/a

The assumed health care cost trend rates were as follows:

	December 31,
	2017	2016
Health care cost trend rate assumed for next year	6.84%	6.84%
Rate to which the cost trend rate was assumed to decrease (the ultimate trend rate)	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2028	2028

Assumed health care cost trend rates have a significant effect on the amounts reported for health care plans. We sponsor a contributory postretirement health care plan for employees that retired prior to April 1, 2014. The plan has an annual limitation (a cap) on the increase of the employer’s share of the cost of covered benefits. The cap on the increase in employer’s cost is 2.5% per year. The assumed increase in total health care cost exceeds the 2.5% indexed cap, so increasing or decreasing the health care cost trend rate by 1% does not materially change our obligation or expense for the postretirement health care plan.

23. UNIT-BASED COMPENSATION

Please refer to Note 28 for a discussion of the merger of a subsidiary of ours with and into NuStar GP Holdings, pursuant to which we will become the sole member of NuStar GP Holdings.

Overview
On January 28, 2016, our unitholders approved the Fifth Amended and Restated 2000 Long-Term Incentive Plan (the 2000 LTIP) which, among other items, provides that we may use newly issued common units from NuStar Energy to satisfy unit awards and extends the term of the 2000 LTIP to January 28, 2026. Prior to the Employee Transfer, NuStar GP, LLC sponsored the 2000 LTIP, and we reimbursed NuStar GP, LLC for awards under this plan. Following the approval of the 2000 LTIP and the Employee Transfer in 2016, most of our currently outstanding awards are now classified as equity awards as we intend to settle these awards through the issuance of our common units.

Effective March 1, 2016, we assumed sponsorship of the 2000 LTIP, which provides the Compensation Committee of the Board of Directors of NuStar GP, LLC (the Compensation Committee) with the right to issue and award up to 3,250,000 of our common units to employees and non-employee directors (NEDs). Awards available under the 2000 LTIP include restricted units, performance units, unit options, unit awards and distribution equivalent rights (DERs). The Compensation Committee may also include a tandem grant of a DER that will entitle the participant to receive cash equal to cash distributions made on

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

any award prior to its vesting. As of December 31, 2017, common units that remained available to be awarded under the 2000 LTIP totaled 679,045.

On March 1, 2016, we assumed all outstanding awards under the 2000 LTIP. The transfer of the outstanding awards qualifies as a plan modification. Therefore, we measured the fair value of the outstanding awards based on the common unit price on the transfer date.

The following table summarizes information pertaining to our long-term incentive plan compensation expense:

	Units Outstanding December 31,		Transferred Units	Compensation Expense Year Ended December 31,
	2017	2016	March 1, 2016	2017	2016
				(Thousands of Dollars)
Restricted Units:
Domestic employees	736,746	647,340	586,524	$7,881	$5,980
Non-employee directors (NEDs)	27,097	18,134	17,629	251	388
International employees	58,107	50,609	49,121	595	715
Performance Units	80,961	77,014	77,014	—	1,211
Total	902,911	793,097	730,288	$8,727	$8,294

Prior to the Employee Transfer, we reimbursed NuStar GP, LLC for our long-term incentive plan compensation expense which totaled $6.4 million for the year ended December 31, 2015.

Restricted Units
Our restricted unit awards are considered phantom units as they represent the right to receive our common units upon vesting.
We account for restricted units as either equity-classified awards or liability-classified awards depending on expected method of settlement. Awards we settle with the issuance of common units upon vesting are equity-classified. Awards we settle in cash upon vesting are liability-classified. We record compensation expense ratably over the vesting period based on the fair value of the common units at the grant date (for domestic employees) or the fair value of the common units measured at each reporting period (for NEDs and international employees). DERs paid with respect to outstanding equity-classified unvested restricted units reduce equity, similar to cash distributions to unitholders, whereas DERs paid with respect to outstanding liability-classified unvested restricted units are expensed. In connection with the DERs, we paid or expect to pay $3.0 million and $2.7 million, respectively, in cash, for the years ended December 31, 2017 and 2016. A summary of our restricted unit activity is as follows:

	Domestic Employees
	Number of Restricted Units	Weighted- Average Grant-Date Fair Value Per Unit	Number of Restricted Units to NEDs	Number of Restricted Units to International Employees
Nonvested units as of January 1, 2016	—	$—	—	—
Transferred	586,524	35.03	17,629	49,121
Granted	246,070	47.70	8,730	20,107
Vested	(180,724)	35.50	(8,225)	(14,812)
Forfeited	(4,530)	35.03	—	(3,807)
Nonvested units as of December 31, 2016	647,340	39.72	18,134	50,609
Granted	307,009	29.56	17,110	24,533
Vested	(201,466)	38.74	(8,147)	(16,440)
Forfeited	(16,137)	40.00	—	(595)
Nonvested units as of December 31, 2017	736,746	$35.95	27,097	58,107

The total fair value of our equity-classified awards vested for the years ended December 31, 2017 and 2016 was $6.5 million and $9.0 million, respectively. We issued 152,017 common units in connection with these award vestings, net of employee tax withholding requirements, for the year ended December 31, 2017. Unrecognized compensation cost related to our equity-

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

classified employee awards totaled $25.5 million as of December 31, 2017, which we expect to recognize over a weighted-average period of 3.7 years.

Domestic Employees. The outstanding restricted units granted to domestic employees are equity-classified awards and generally vest over five years, beginning one year after the grant date. The fair value of these awards is measured at the transfer date (or grant date for issuances subsequent to the Employee Transfer).

Non-Employee Directors. The outstanding restricted units granted to NEDs are equity-classified awards that vest over three years. The fair value of these awards is equal to the market price of our common units at each reporting period.

International Employees. The outstanding restricted units granted to international employees are cash-settled and accounted for as liability-classified awards. These awards vest over three to five years and the fair value is equal to the market price of our common units at each reporting period.

Performance Units
Performance units are issued to certain of our key employees and represent rights to receive our common units upon achieving an objective performance measure for the performance period. The objective performance measure is determined each year by the NuStar GP, LLC Compensation Committee for the following year. Achievement of the performance measure determines the rate at which the performance units convert into our common units, which can range from zero to 200%.

Performance units vest in three annual increments (tranches), based upon our achievement of the performance measure set by the Compensation Committee during the one-year performance periods that end on December 31 of each year following the date of grant. Therefore, the performance units are not considered granted for accounting purposes until the Compensation Committee has set the performance measure for each tranche of awards. Performance units are equity-classified awards measured at the grant date fair value. In addition, since the performance units granted do not receive DERs, the grant date fair value of these awards is reduced by the per unit distributions expected to be paid to common unitholders during the vesting period. We record compensation expense ratably for each vesting tranche over its requisite service period (one year) if it is probable that the specified performance measure will be achieved. Additionally, changes in the actual or estimated outcomes that affect the quantity of performance units expected to be converted are recognized as a cumulative adjustment.

For the period from the Employee Transfer date to December 31, 2016, no performance units were granted or forfeited. For the year ended December 31, 2017, we issued 33,438 common units in connection with the performance award vestings related to 2016 performance, net of employee tax withholding requirements. For 2017, we did not achieve the performance measure.

A summary of our performance units is shown below:

		Granted for Accounting Purposes
	Total Performance Units Awarded	Performance Units	Weighted-Average Grant Date Fair Value per Unit
Outstanding as of January 1, 2017	77,014	35,373	$31.75
Granted	39,320	38,865	50.04
Vested	(35,373)	(35,373)	31.75
Outstanding as of December 31, 2017	80,961	38,865	$50.04

Performance units vested during the year ended December 31, 2017 with respect to 2016 performance were as follows:

	Vested Units	Actual Conversion Rate	Gross Number of Units Issued
2014 awards	9,613	150%	14,420
2015 awards	9,878	150%	14,818
2016 awards	15,882	150%	23,825
Total	35,373		53,063

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

24. INCOME TAXES

On December 22, 2017, the U.S. enacted the Tax Cuts and Jobs Act (“the Act”). The Act, which is also commonly referred to as “U.S. tax reform,” significantly changes U.S. corporate income tax laws by, among other things, reducing the U.S. corporate tax rate from 35% to 21%, starting in 2018, and creating a territorial tax system with a one-time mandatory tax on previously deferred foreign earnings of U.S. subsidiaries. As a result, we recorded an expense of $0.8 million in the fourth quarter of 2017. This amount, which is included in “Income tax expense” on the consolidated statements of income, consists of two components: (i) $0.7 million relating to the one-time mandatory tax on previously deferred earnings of certain non-U.S. subsidiaries that are wholly owned by one of our U.S. subsidiaries and (ii) $0.1 million resulting from the revaluation of our net deferred tax assets in the U.S. based on the new lower corporate income tax rate.

Although the $0.8 million expense represents what we believe to be a reasonable estimate of the impact of the income tax effects of the Act on our consolidated financial statements as of December 31, 2017, it should be considered provisional. We are continuing to gather additional information to more precisely compute our deferred tax assets balance in the U.S., as well as the income tax expense associated with the one-time mandatory tax. Any adjustments to these provisional amounts will be reported as a component of “Income tax expense” on the consolidated statements of income in the reporting period in which any such adjustments are determined, which will be no later than the fourth quarter of 2018, and are not expected to be significant.

Due to the complexity of the new Global Intangible Low-Tax Income (GILTI) tax rules, we are continuing to evaluate this provision of the Act and the application of FASB’s Accounting Standards Codification 740 (ASC 740). Under U.S. GAAP, we are allowed to make an accounting policy choice of either (i) treating taxes due on future U.S. inclusions in taxable income related to GILTI as a current-period expense when incurred (the “period cost method”) or (ii) factoring such amounts into a company’s measurement of its deferred taxes (the “deferred method”). Our selection of an accounting policy with respect to the new GILTI tax rules will depend, in part, on analyzing our global income to determine whether we expect to have future U.S. inclusions in taxable income related to GILTI and, if so, what the impact is expected to be. Because whether we expect to have future U.S. inclusions in taxable income related to GILTI depends on not only our current structure and estimated future results of global operations, but also our intent and ability to modify our structure and/or our business, we are not yet able to reasonably estimate the effect of this provision of the Tax Act. Therefore, we have not made any adjustments related to potential GILTI tax in our consolidated financial statements as of December 31,2017, and have not made a policy decision regarding whether to record deferred taxes on GILTI.

Due to the complexity of the new Base Erosion Anti-Abuse Tax (BEAT) rules, we are continuing to evaluate this provision of the Act and the application of ASC 740. Under U.S. GAAP, because the BEAT provisions are designed to be an “incremental tax,” BEAT is treated as a current-period expense when incurred (the period cost method). Therefore, we have not made any adjustments related to the potential BEAT in our consolidated financial statements.
Components of income tax expense related to certain of our continuing operations conducted through separate taxable wholly owned corporate subsidiaries were as follows:

	Year Ended December 31,
	2017	2016	2015
	(Thousands of Dollars)
Current:
U.S.	$3,117	$2,280	$908
Foreign	6,335	6,329	9,820
Foreign withholding tax	479	3,833	1,926
Total current	9,931	12,442	12,654

Deferred:
U.S.	1,468	2,680	1,022
Foreign	(1,065)	(1,122)	(1,464)
Foreign withholding tax	(397)	(2,027)	2,500
Total deferred	6	(469)	2,058

Total income tax expense	$9,937	$11,973	$14,712

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The difference between income tax expense recorded in our consolidated statements of income and income taxes computed by applying the statutory federal income tax rate (35% for all years presented) to income before income tax expense is due to the fact that the majority of our income is not subject to federal income tax due to our status as a limited partnership. We record a tax provision related to the amount of undistributed earnings of our foreign subsidiaries expected to be repatriated.
The tax effects of significant temporary differences representing deferred income tax assets and liabilities were as follows:

	December 31,
	2017	2016
	(Thousands of Dollars)
Deferred income tax assets:
Net operating losses	$20,688	$31,539
Employee benefits	483	697
Environmental and legal reserves	185	148
Allowance for bad debt	1,982	2,697
Other	2,050	1,697
Total deferred income tax assets	25,388	36,778
Less: Valuation allowance	(11,251)	(12,759)
Net deferred income tax assets	14,137	24,019

Deferred income tax liabilities:
Property, plant and equipment	(36,176)	(43,788)
Foreign withholding tax	—	(384)
Total deferred income tax liabilities	(36,176)	(44,172)

Net deferred income tax liability	$(22,039)	$(20,153)

Reported on the consolidated balance sheets as:
Deferred income tax asset	$233	$2,051
Deferred income tax liability	(22,272)	(22,204)
Net deferred income tax liability	$(22,039)	$(20,153)

As of December 31, 2017, our U.S. and foreign corporate operations have net operating loss carryforwards for tax purposes totaling $79.9 million and $13.1 million, respectively, which are subject to various limitations on use and expire in years 2025 through 2036 for U.S. losses and in years 2018 through 2026 for foreign losses.
As of December 31, 2017 and 2016, we recorded a valuation allowance of $11.3 million and $12.8 million, respectively, related to our deferred tax assets. We estimate the amount of valuation allowance based upon our expectations of taxable income in the various jurisdictions in which we operate and the period over which we can utilize those future deductions. The valuation allowance reflects uncertainties related to our ability to utilize certain net operating loss carryforwards before they expire. In 2017, there was a $1.9 million decrease in the valuation allowance for the U.S. net operating loss and a $0.4 million increase in the foreign net operating loss valuation allowance due to changes in our estimates of the amount of those loss carryforwards that will be realized, based upon future taxable income.
The realization of net deferred income tax assets recorded as of December 31, 2017 is dependent upon our ability to generate future taxable income in the United States. We believe it is more likely than not that the net deferred income tax assets as of December 31, 2017 will be realized, based on expected future taxable income.

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

25. SEGMENT INFORMATION

Our reportable business segments consist of pipeline, storage and fuels marketing. Our segments represent strategic business units that offer different services and products. We evaluate the performance of each segment based on its respective operating income, before general and administrative expenses and certain non-segmental depreciation and amortization expense. General and administrative expenses are not allocated to the operating segments since those expenses relate primarily to the overall management at the entity level. Our principal operations include the transportation of petroleum products and anhydrous ammonia, the terminalling and storage of petroleum products and the marketing of petroleum products. Intersegment revenues result from storage agreements with wholly owned subsidiaries of NuStar Energy at rates consistent with the rates charged to third parties for storage.
Results of operations for the reportable segments were as follows:

	Year Ended December 31,
	2017	2016	2015
	(Thousands of Dollars)
Revenues:
Pipeline	$516,288	$485,650	$508,522
Storage:
Third parties	604,847	589,098	599,302
Intersegment	12,106	20,944	25,606
Total storage	616,953	610,042	624,908
Fuels marketing	692,884	681,934	976,216
Consolidation and intersegment eliminations	(12,106)	(20,944)	(25,606)
Total revenues	$1,814,019	$1,756,682	$2,084,040

Depreciation and amortization expense:
Pipeline	$128,061	$89,554	$84,951
Storage	127,473	118,663	116,768
Total segment depreciation and amortization expense	255,534	208,217	201,719
Other depreciation and amortization expense	8,698	8,519	8,491
Total depreciation and amortization expense	$264,232	$216,736	$210,210

Operating income:
Pipeline	$231,795	$248,238	$270,349
Storage	219,439	214,801	217,818
Fuels marketing	5,983	3,406	13,507
Consolidation and intersegment eliminations	(1)	—	42
Total segment operating income	457,216	466,445	501,716
General and administrative expenses	112,240	98,817	102,521
Other depreciation and amortization expense	8,698	8,519	8,491
Total operating income	$336,278	$359,109	$390,704

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Revenues by geographic area are shown in the table below:

	Year Ended December 31,
	2017	2016	2015
	(Thousands of Dollars)
United States	$1,406,626	$1,352,936	$1,599,088
Netherlands	322,251	313,395	386,282
Other	85,142	90,351	98,670
Consolidated revenues	$1,814,019	$1,756,682	$2,084,040

For the years ended December 31, 2017, 2016 and 2015, Valero Energy Corporation accounted for approximately 17%, or $300.0 million, 18%, or $310.0 million, and 16%, or $331.7 million, of our consolidated revenues, respectively. These revenues were included in all of our reportable business segments. No other single customer accounted for 10% or more of our consolidated revenues.

Total amounts of property, plant and equipment, net by geographic area were as follows:

	December 31,
	2017	2016
	(Thousands of Dollars)
United States	$3,519,965	$3,086,337
Netherlands	572,817	469,061
Other	208,151	166,885
Consolidated long-lived assets	$4,300,933	$3,722,283

Total assets by reportable segment were as follows:

	December 31,
	2017	2016
	(Thousands of Dollars)
Pipeline	$3,492,417	$2,024,633
Storage	2,735,563	2,522,586
Fuels marketing	118,746	168,347
Total segment assets	6,346,726	4,715,566
Other partnership assets	188,507	314,979
Total consolidated assets	$6,535,233	$5,030,545

Capital expenditures, including acquisitions and investments in other noncurrent assets, by reportable segment were as follows:

	Year Ended December 31,
	2017	2016	2015
	(Thousands of Dollars)
Pipeline	$1,596,311	$88,373	$175,657
Storage	244,398	206,641	285,258
Other partnership assets	5,648	5,001	9,957
Total capital expenditures	$1,846,357	$300,015	$470,872

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

26. CONDENSED CONSOLIDATING FINANCIAL STATEMENTS
NuStar Energy has no operations, and its assets consist mainly of its 100% indirectly owned subsidiaries, NuStar Logistics and NuPOP. The senior and subordinated notes issued by NuStar Logistics are fully and unconditionally guaranteed by NuStar Energy and NuPOP. As a result, the following condensed consolidating financial statements are presented as an alternative to providing separate financial statements for NuStar Logistics and NuPOP.

Condensed Consolidating Balance Sheets
December 31, 2017
(Thousands of Dollars)

	NuStar Energy	NuStar Logistics	NuPOP	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Cash and cash equivalents	$885	$29	$—	$23,378	$—	$24,292
Receivables, net	—	280	—	176,495	—	176,775
Inventories	—	1,686	8,611	16,560	—	26,857
Other current assets	61	11,412	4,191	6,844	—	22,508
Intercompany receivable	—	3,112,164	—	—	(3,112,164)	—
Total current assets	946	3,125,571	12,802	223,277	(3,112,164)	250,432
Property, plant and equipment, net	—	1,893,720	591,070	1,816,143	—	4,300,933
Intangible assets, net	—	58,530	—	725,949	—	784,479
Goodwill	—	149,453	170,652	777,370	—	1,097,475
Investment in wholly owned subsidiaries	2,891,371	24,162	1,301,717	790,882	(5,008,132)	—
Deferred income tax asset	—	—	—	233	—	233
Other long-term assets, net	303	65,684	27,493	8,201	—	101,681
Total assets	$2,892,620	$5,317,120	$2,103,734	$4,342,055	$(8,120,296)	$6,535,233
Liabilities and Partners’ Equity
Current portion of long-term debt	$—	$349,990	$—	$—	$—	$349,990
Payables	4,078	27,642	13,160	101,052	—	145,932
Short-term debt	—	35,000	—	—	—	35,000
Accrued interest payable	—	40,402	—	47	—	40,449
Accrued liabilities	1,105	17,628	9,450	33,395	—	61,578
Taxes other than income tax	125	7,110	3,794	3,356	—	14,385
Income tax payable	—	732	4	3,436	—	4,172
Intercompany payable	322,296	—	1,277,691	1,512,177	(3,112,164)	—
Total current liabilities	327,604	478,504	1,304,099	1,653,463	(3,112,164)	651,506
Long-term debt, less current portion	—	3,201,220	—	61,849	—	3,263,069
Deferred income tax liability	—	1,262	12	20,998	—	22,272
Other long-term liabilities	—	58,806	8,861	50,630	—	118,297
Total partners’ equity	2,565,016	1,577,328	790,762	2,555,115	(5,008,132)	2,480,089
Total liabilities and partners’ equity	$2,892,620	$5,317,120	$2,103,734	$4,342,055	$(8,120,296)	$6,535,233

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Condensed Consolidating Balance Sheets
December 31, 2016
(Thousands of Dollars)

	NuStar Energy	NuStar Logistics	NuPOP	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Cash and cash equivalents	$870	$5	$—	$35,067	$—	$35,942
Receivables, net	—	3,040	—	167,570	—	170,610
Inventories	—	2,216	2,005	33,724	—	37,945
Other current assets	61	120,350	1,829	10,446	—	132,686
Intercompany receivable	—	1,308,415	—	57,785	(1,366,200)	—
Total current assets	931	1,434,026	3,834	304,592	(1,366,200)	377,183
Property, plant and equipment, net	—	1,935,172	589,139	1,197,972	—	3,722,283
Intangible assets, net	—	71,033	—	56,050	—	127,083
Goodwill	—	149,453	170,652	376,532	—	696,637
Investment in wholly owned subsidiaries	1,964,736	34,778	1,221,717	874,649	(4,095,880)	—
Deferred income tax asset	—	—	—	2,051	—	2,051
Other long-term assets, net	1,255	63,586	28,587	11,880	—	105,308
Total assets	$1,966,922	$3,688,048	$2,013,929	$2,823,726	$(5,462,080)	$5,030,545
Liabilities and Partners’ Equity
Payables	$2,436	$24,272	$7,124	$84,854	$—	$118,686
Short-term debt	—	54,000	—	—	—	54,000
Accrued interest payable	—	34,008	—	22	—	34,030
Accrued liabilities	1,070	7,118	10,766	41,531	—	60,485
Taxes other than income tax	125	6,854	3,253	5,453	—	15,685
Income tax payable	—	1,326	5	5,179	—	6,510
Intercompany payable	257,497	—	1,108,703	—	(1,366,200)	—
Total current liabilities	261,128	127,578	1,129,851	137,039	(1,366,200)	289,396
Long-term debt	—	2,956,338	—	58,026	—	3,014,364
Deferred income tax liability	—	1,862	13	20,329	—	22,204
Other long-term liabilities	—	34,358	9,436	49,170	—	92,964
Total partners’ equity	1,705,794	567,912	874,629	2,559,162	(4,095,880)	1,611,617
Total liabilities and partners’ equity	$1,966,922	$3,688,048	$2,013,929	$2,823,726	$(5,462,080)	$5,030,545

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Condensed Consolidating Statements of Income (Loss)
For the Year Ended December 31, 2017
(Thousands of Dollars)

	NuStar Energy	NuStar Logistics	NuPOP	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenues	$—	$496,454	$221,125	$1,097,458	$(1,018)	$1,814,019
Costs and expenses	1,868	317,871	146,243	1,012,777	(1,018)	1,477,741
Operating (loss) income	(1,868)	178,583	74,882	84,681	—	336,278
Equity in earnings (loss) of subsidiaries	149,775	(10,616)	89,405	158,700	(387,264)	—
Interest income (expense), net	57	(176,897)	(5,587)	9,344	—	(173,083)
Other income (expense), net	—	145	3	(5,442)	—	(5,294)
Income (loss) before income tax (benefit) expense	147,964	(8,785)	158,703	247,283	(387,264)	157,901
Income tax (benefit) expense	—	(820)	2	10,755	—	9,937
Net income (loss)	$147,964	$(7,965)	$158,701	$236,528	$(387,264)	$147,964

Condensed Consolidating Statements of Income (Loss)
For the Year Ended December 31, 2016
(Thousands of Dollars)

	NuStar Energy	NuStar Logistics	NuPOP	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenues	$—	$511,650	$224,966	$1,021,804	$(1,738)	$1,756,682
Costs and expenses	1,806	302,099	150,384	945,022	(1,738)	1,397,573
Operating (loss) income	(1,806)	209,551	74,582	76,782	—	359,109
Equity in earnings (loss) of subsidiaries	151,794	(13,769)	82,202	156,036	(376,263)	—
Interest (expense) income, net	—	(139,827)	(744)	2,221	—	(138,350)
Other income (expense), net	18	(58,264)	(26)	(511)	—	(58,783)
Income (loss) before income tax expense (benefit)	150,006	(2,309)	156,014	234,528	(376,263)	161,976
Income tax expense (benefit)	3	1,607	(23)	10,386	—	11,973
Net income (loss)	$150,003	$(3,916)	$156,037	$224,142	$(376,263)	$150,003

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Condensed Consolidating Statements of Income
For the Year Ended December 31, 2015
(Thousands of Dollars)

	NuStar Energy	NuStar Logistics	NuPOP	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenues	$—	$547,959	$215,469	$1,322,675	$(2,063)	$2,084,040
Costs and expenses	1,717	293,708	140,081	1,259,935	(2,105)	1,693,336
Operating (loss) income	(1,717)	254,251	75,388	62,740	42	390,704
Equity in earnings (loss) of subsidiaries	308,437	(7,257)	120,768	197,760	(619,708)	—
Interest (expense) income, net	—	(137,847)	1,611	4,368	—	(131,868)
Other income, net	—	1,179	5	60,638	—	61,822
Income from continuing operations before income tax (benefit) expense	306,720	110,326	197,772	325,506	(619,666)	320,658
Income tax (benefit) expense	—	(392)	23	15,081	—	14,712
Income from continuing operations	306,720	110,718	197,749	310,425	(619,666)	305,946
Income from discontinued operations, net of tax	—	—	—	774	—	774
Net income	$306,720	$110,718	$197,749	$311,199	$(619,666)	$306,720

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Condensed Consolidating Statements of Comprehensive Income (Loss)
For the Year Ended December 31, 2017
(Thousands of Dollars)

	NuStar Energy	NuStar Logistics	NuPOP	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net income (loss)	$147,964	$(7,965)	$158,701	$236,528	$(387,264)	$147,964

Other comprehensive income (loss):
Foreign currency translation adjustment	—	—	—	17,466	—	17,466
Net loss on pension and other postretirement benefit adjustments, net of tax benefit	—	—	—	(6,170)	—	(6,170)
Net loss on cash flow hedges	—	(2,046)	—	—	—	(2,046)
Total other comprehensive (loss) income	—	(2,046)	—	11,296	—	9,250
Comprehensive income (loss)	$147,964	$(10,011)	$158,701	$247,824	$(387,264)	$157,214

Condensed Consolidating Statements of Comprehensive Income
For the Year Ended December 31, 2016
(Thousands of Dollars)

	NuStar Energy	NuStar Logistics	NuPOP	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net income (loss)	$150,003	$(3,916)	$156,037	$224,142	$(376,263)	$150,003

Other comprehensive income (loss):
Foreign currency translation adjustment	—	—	—	(8,243)	—	(8,243)
Net loss on pension and other postretirement benefit adjustments, net of tax benefits	—	—	—	(2,850)	—	(2,850)
Net gain on cash flow hedges	—	5,710	—	—	—	5,710
Total other comprehensive income (loss)	—	5,710	—	(11,093)	—	(5,383)
Comprehensive income	$150,003	$1,794	$156,037	$213,049	$(376,263)	$144,620

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Condensed Consolidating Statements of Comprehensive Income
For the Year Ended December 31, 2015
(Thousands of Dollars)

	NuStar Energy	NuStar Logistics	NuPOP	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net income	$306,720	$110,718	$197,749	$311,199	$(619,666)	$306,720

Other comprehensive income (loss):
Foreign currency translation adjustment	—	—	—	(31,987)	—	(31,987)
Net gain on cash flow hedges	—	11,105	—	—	—	11,105
Total other comprehensive income (loss)	—	11,105	—	(31,987)	—	(20,882)
Comprehensive income	$306,720	$121,823	$197,749	$279,212	$(619,666)	$285,838

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Condensed Consolidating Statements of Cash Flows
For the Year Ended December 31, 2017
(Thousands of Dollars)

	NuStar Energy	NuStar Logistics	NuPOP	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by operating activities	$483,481	$152,101	$102,405	$405,950	$(737,138)	$406,799
Cash flows from investing activities:
Capital expenditures	—	(47,600)	(35,041)	(301,997)	—	(384,638)
Change in accounts payable related to capital expenditures	—	(1,988)	5,964	32,927	—	36,903
Acquisitions	—	—	—	(1,461,719)	—	(1,461,719)
Proceeds from Axeon term loan	—	110,000	—	—	—	110,000
Proceeds from insurance recoveries	—	—	—	977	—	977
Proceeds from sale or disposition of assets	—	1,955	18	63	—	2,036
Investment in subsidiaries	(1,262,000)	—	—	(126)	1,262,126	—
Net cash (used in) provided by investing activities	(1,262,000)	62,367	(29,059)	(1,729,875)	1,262,126	(1,696,441)
Cash flows from financing activities:
Debt borrowings	—	2,969,400	—	90,700	—	3,060,100
Debt repayments	—	(2,400,739)	—	(86,800)	—	(2,487,539)
Issuance of preferred units, net of issuance costs	538,560	—	—	—	—	538,560
Issuance of common units, net of issuance costs	643,878	—	—	—	—	643,878
General partner contribution	13,737	—	—	—	—	13,737
Distributions to preferred unitholders	(38,833)	(19,417)	(19,416)	(19,418)	58,251	(38,833)
Distributions to common unitholders and general partner	(446,306)	(223,153)	(223,153)	(223,176)	669,482	(446,306)
Contributions from (distributions to) affiliates	—	1,262,000	—	(9,279)	(1,252,721)	—
Net intercompany activity	73,206	(1,801,218)	169,223	1,558,789	—	—
Other, net	(5,708)	(1,317)	—	(300)	—	(7,325)
Net cash provided by (used in) financing activities	778,534	(214,444)	(73,346)	1,310,516	(524,988)	1,276,272
Effect of foreign exchange rate changes on cash	—	—	—	1,720	—	1,720
Net increase (decrease) in cash and cash equivalents	15	24	—	(11,689)	—	(11,650)
Cash and cash equivalents as of the beginning of the period	870	5	—	35,067	—	35,942
Cash and cash equivalents as of the end of the period	$885	$29	$—	$23,378	$—	$24,292

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Condensed Consolidating Statements of Cash Flows
For the Year Ended December 31, 2016
(Thousands of Dollars)

	NuStar Energy	NuStar Logistics	NuPOP	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by operating activities	$391,773	$167,900	$211,816	$359,283	$(694,011)	$436,761
Cash flows from investing activities:
Capital expenditures	—	(64,334)	(52,637)	(87,387)	—	(204,358)
Change in accounts payable related to capital expenditures	—	(10,076)	(285)	(702)	—	(11,063)
Acquisitions	—	(95,657)	—	—	—	(95,657)
Investment in subsidiaries	—	—	(212,900)	—	212,900	—
Net cash used in investing activities	—	(170,067)	(265,822)	(88,089)	212,900	(311,078)
Cash flows from financing activities:
Debt borrowings	—	1,365,529	—	41,200	—	1,406,729
Debt repayments	—	(1,419,852)	—	(36,300)	—	(1,456,152)
Issuance of preferred units, net of issuance costs	218,400	—	—	—	—	218,400
Issuance of common units, net of issuance costs	27,710	—	—	—	—	27,710
General partner contribution	680	—	—	—	—	680
Distributions to common unitholders and general partner	(392,962)	(196,481)	(196,481)	(196,501)	589,463	(392,962)
Contributions from affiliates	—	—	—	108,352	(108,352)	—
Net intercompany activity	(241,131)	255,326	250,487	(264,682)	—	—
Other, net	(4,485)	(2,354)	—	(8,890)	—	(15,729)
Net cash (used in) provided by financing activities	(391,788)	2,168	54,006	(356,821)	481,111	(211,324)
Effect of foreign exchange rate changes on cash	—	—	—	2,721	—	2,721
Net (decrease) increase in cash and cash equivalents	(15)	1	—	(82,906)	—	(82,920)
Cash and cash equivalents as of the beginning of the period	885	4	—	117,973	—	118,862
Cash and cash equivalents as of the end of the period	$870	$5	$—	$35,067	$—	$35,942

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Condensed Consolidating Statements of Cash Flows
For the Year Ended December 31, 2015
(Thousands of Dollars)

	NuStar Energy	NuStar Logistics	NuPOP	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by operating activities	$389,967	$237,780	$119,928	$365,588	$(588,326)	$524,937
Cash flows from investing activities:
Capital expenditures	—	(201,388)	(39,533)	(83,887)	—	(324,808)
Change in accounts payable related to capital expenditures	—	(4,950)	33	1,761	—	(3,156)
Acquisitions	—	—	—	(142,500)	—	(142,500)
Proceeds from insurance recoveries	—	—	—	4,867	—	4,867
Proceeds from sale or disposition of assets	—	10,320	22	6,790	—	17,132
Investment in other long-term assets	—	—	—	(3,564)	—	(3,564)
Net cash used in investing activities	—	(196,018)	(39,478)	(216,533)	—	(452,029)
Cash flows from financing activities:
Debt borrowings	—	1,589,131	—	94,500	—	1,683,631
Debt repayments	—	(1,275,910)	—	(41,000)	—	(1,316,910)
Distributions to common unitholders and general partner	(392,204)	(196,102)	(196,102)	(196,122)	588,326	(392,204)
Net intercompany activity	2,199	(155,278)	115,652	37,427	—	—
Other, net	—	(3,605)	—	(141)	—	(3,746)
Net cash used in financing activities	(390,005)	(41,764)	(80,450)	(105,336)	588,326	(29,229)
Effect of foreign exchange rate changes on cash	—	—	—	(12,729)	—	(12,729)
Net (decrease) increase in cash and cash equivalents	(38)	(2)	—	30,990	—	30,950
Cash and cash equivalents as of the beginning of the period	923	6	—	86,983	—	87,912
Cash and cash equivalents as of the end of the period	$885	$4	$—	$117,973	$—	$118,862

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

27. QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table summarizes quarterly financial data for the years ended December 31, 2017 and 2016:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
	(Thousands of Dollars, Except Per Unit Data)
2017:
Revenues	$487,430	$435,488	$440,566	$450,535	$1,814,019
Operating income	$97,139	$73,404	$91,717	$74,018	$336,278
Net income	$57,940	$26,250	$38,592	$25,182	$147,964
Basic and diluted net income per common unit	$0.49	$0.05	$0.15	$—	$0.64
Cash distributions per unit applicable to common limited partners	$1.095	$1.095	$1.095	$1.095	$4.380

2016:
Revenues	$405,703	$437,804	$441,418	$471,757	$1,756,682
Operating income	$94,565	$91,217	$87,954	$85,373	$359,109
Net income (loss)	$57,401	$52,517	$51,141	$(11,056)	$150,003
Basic and diluted net income (loss) per common unit	$0.57	$0.52	$0.49	$(0.31)	$1.27
Cash distributions per unit applicable to common limited partners	$1.095	$1.095	$1.095	$1.095	$4.380

The quarterly financial data in the table above includes the impact of a $58.7 million non-cash impairment charge on the Axeon Term Loan in the fourth quarter of 2016.

28. SUBSEQUENT EVENTS

On February 7, 2018, NuStar Energy, Riverwalk Logistics, L.P., NuStar GP, LLC, Marshall Merger Sub LLC, a wholly owned subsidiary of NuStar Energy (Merger Sub), Riverwalk Holdings, LLC and NuStar GP Holdings entered into an Agreement and Plan of Merger (the Merger Agreement) pursuant to which Merger Sub will merge with and into NuStar GP Holdings with NuStar GP Holdings being the surviving entity (the Merger), such that NuStar Energy will be the sole member of NuStar GP Holdings following the Merger. Pursuant to the Merger Agreement and at the effective time of the Merger, NuStar Energy’s partnership agreement will be amended and restated to, among other things, (i) cancel the incentive distribution rights held by our general partner, (ii) convert the 2% general partner interest in NuStar Energy held by our general partner into a non-economic management interest and (iii) provide the holders of our common units with voting rights in the election of the members of the board of directors of NuStar GP, LLC at an annual meeting, beginning in 2019.

At the effective time of the Merger, each outstanding NuStar GP Holdings common unit, other than those held by NuStar GP Holdings or its subsidiaries, will be converted into the right to receive 0.55 of a NuStar Energy common unit. All NuStar GP Holdings common units, when converted, will cease to be outstanding and will automatically be cancelled and no longer exist. No fractional NuStar Energy common units will be issued in the Merger; instead, each holder of NuStar GP Holdings’ common units otherwise entitled to receive a fractional NuStar Energy common unit will receive cash in lieu thereof. Furthermore, the 10,214,626 NuStar Energy common units currently owned by NuStar GP Holdings will be cancelled and will cease to exist.

At the effective time of the Merger, each outstanding award of NuStar GP Holdings restricted units will be converted, on the same terms and conditions as were applicable to the awards immediately prior to the Merger, into an award of NuStar Energy restricted units. The number of NuStar Energy restricted units subject to the converted awards will be determined as provided in the Merger Agreement. Each of our executive officers and directors has agreed and acknowledged that the Merger will not be deemed to trigger a “change of control” as defined under any NuStar Energy or NuStar GP Holdings plan or award, and has waived any rights to vesting, payment or other benefit thereunder that would arise upon a “change of control,” to which he or she might otherwise have been entitled.

The Merger Agreement contains customary representations and warranties and covenants by each of the parties. Completion of the Merger is conditioned upon, among other things: (i) approval of the Merger Agreement by the affirmative vote of holders of

NUSTAR ENERGY L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

a Unit Majority, as defined in the Second Amended and Restated Limited Liability Company Agreement of NuStar GP Holdings, as amended; (ii) the effectiveness of a registration statement on Form S-4 with respect to the issuance by NuStar Energy of its common units in connection with the Merger; (iii) the absence of certain legal injunctions or impediments prohibiting the transactions; (iv) the receipt of certain tax opinions from a nationally recognized tax counsel; and (v) the approval for the listing of NuStar Energy’s common units to be issued in the Merger on the New York Stock Exchange.

NuStar Energy entered into a Support Agreement, dated as of February 7, 2018 (the Support Agreement), with Merger Sub, WLG Holdings, LLC, a Texas limited liability company controlled by Mr. Greehey (WLG Holdings), Mr. Greehey (together, WLG Holdings and Mr. Greehey are referred to as the Greehey Unitholders), and, for limited purposes, NuStar GP Holdings, pursuant to which the Greehey Unitholders have agreed to vote in favor of the approval and adoption of the Merger Agreement, the approval of the Merger and any other action required in furtherance thereof submitted for the vote or written consent of NuStar GP Holdings unitholders. The Greehey Unitholders collectively own approximately 21% of the outstanding NuStar GP Holdings units. The Support Agreement will terminate (i) at the effective time of the Merger, (ii) upon the termination of the Merger Agreement as provided therein, or (iii) at such time as NuStar Energy and the Greehey Unitholders agree in writing to terminate the Support Agreement.

After the Merger, the NuStar GP, LLC board of directors is expected to consist of nine members, initially composed of the six members of the NuStar GP, LLC board of directors and the three independent directors of the board of directors of NuStar GP Holdings.

Additionally, on February 8, 2018, we announced that our management anticipates recommending to the board of directors of NuStar GP, LLC, and the board of directors expects to adopt, a reset of our quarterly distribution per common unit to $0.60 ($2.40 on an annualized basis), starting with the first-quarter distribution payable in May 2018.